PURCHASE AND SALE AGREEMENT

BY AND AMONG

CELERO ENERGY, LP

AS SELLER

AND

WHITING OIL AND GAS CORPORATION

AS BUYER

AND

WHITING PETROLEUM CORPORATION

DATED EFFECTIVE AS OF JULY 1, 2005

NORTH WARD ESTES FIELD/WICKETT AREA,TEXAS,
OKLAHOMA AND NEW MEXICO

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5.5	Casualty Loss	18
5.6	Preferential Rights and Consents	19
5.7	Preferential Purchase Rights	20
5.8	Personal Property and Equipment	20
ARTICLE 6.	ENVIRONMENTAL MATTERS	20
6.1	Definitions	21
6.2	Off-Site Environmental Liabilities	22
6.3	Environmental Matters	22
6.4	Remedies	26
6.5	Exclusive Remedies	26
ARTICLE 7.1	SELLER'S REPRESENTATIONS	26
7.1	Limited Partnership Representations	27
7.2	Authorization and Enforceability	27
7.3	Liability for Brokers' Fees	27
7.4	No Bankruptcy	27
7.5	Litigation	27
7.6	No Liens	27
7.7	Judgments	28
7.8	Intentionally Omitted	28
7.9	Compliance with Law	28
7.10	Material Agreements	28
7.11	Governmental Permits	28
7.12	Hydrocarbon Sales Contracts	28
7.13	Property Costs	29
7.14	Disclosure	29

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ARTICLE 8.	BUYER'S REPRESENTATIONS	29
8.1	Corporate Representations	29
8.2	Authorization and Enforceability	29
8.3	Liability for Brokers' Fees	30
8.4	Litigation	30
8.5	Financial Resources	30
8.6	Securities Laws, Access to Data and Information	30
8.7	Buyer's Evaluation	30
ARTICLE 9.	COVENANTS AND AGREEMENTS	32
9.1	Covenants and Agreements of Seller	32
9.2	Covenants and Agreements of Buyer	38
9.3	Covenants and Agreements of the Parties	39
9.4	Covenants and Agreements of WPC and Seller as to WPC Shares	40
ARTICLE 10.	TAX MATTERS	42
10.1	Apportionment of Tax Liability	42
10.2	Calculation of Tax Liability	42
10.3	Tax Reports and Returns	42
10.4	Sales Taxes	42
ARTICLE 11.	CONDITIONS PRECEDENT TO CLOSING	42
11.1	Seller's Conditions Precedent	42
11.2	Buyer's and WPC's Conditions Precedent	43
11.3	Suspense Funds	44
ARTICLE 12.	RIGHT OF TERMINATION AND ABANDONMENT	44
12.1	Liabilities Upon Termination	44

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ARTICLE 13.	CLOSING	45
13.1	Date of Closing	45
13.2	Place of Closing	45
13.3	Closing Obligations	45
ARTICLE 14.	POST-CLOSING OBLIGATIONS	47
14.1	Post-Closing Adjustments	47
14.2	Records	47
14.3	Further Assurances	47
14.4	Transfer of Operations	47
ARTICLE 15.	ASSUMPTION AND RETENTION OF OBLIGATIONS AND INDEMNIFICATION	48
15.1	Buyer's Assumption of Liabilities and Obligations	48
15.2	Seller's Retention of Liabilities and Obligations	48
15.3	Invoices For Property Costs and Proceeds Received After the Settlement Date	48
15.4	Indemnification	49
15.5	Procedure	50
15.6	Dispute Resolution	51
15.7	No Insurance; Subrogation	52
15.8	Reservation as to Non-Parties	52
15.9	Express Negligence	52
ARTICLE 16.	MISCELLANEOUS	52
16.1	Expenses	52
16.2	Notices	52
16.3	Amendments/Waiver	53
16.4	Assignment	53

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16.5	Press Releases and Public Announcements	54
16.6	Counterparts/Fax Signatures	54
16.7	Governing Law	54
16.8	Entire Agreement	54
16.9	Knowledge	54
16.10	Binding Effect	54
16.11	Survival	54
16.12	Limitation on Damages	55
16.13	No Third-Party Beneficiaries	55
ARTICLE 17.	WPC'S REPRESENTATIONS	55
17.1	Corporate Representations	55
17.2	Authorization and Enforceability	55
17.3	Litigation	55
17.4	WPC Shares	56
17.5	Filings with the SEC	56

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EXHIBIT AND SCHEDULE LIST

EXHIBITS:
EXHIBIT A	Leases
EXHIBIT A-I	Trucks, Vehicles and Rolling Stock
EXHIBIT B	Wells/WI/NRI/Allocated Values
EXHIBIT C	Material Agreements
EXHIBIT D	Seismic Data
EXHIBIT E	Assignment, Bill of Sale and Conveyance
EXHIBIT F	Items on Order and Inventory
SCHEDULES:
Schedule 5.2	Known Title Defects
Schedule 5.6	Required Consents and Preferential Purchase Rights
Schedule 7.5	Litigation
Schedule 7.9	Compliance with Laws
Schedule 7.12	Hydrocarbon Sales Contracts
Schedule 9.1(e)	Cap Ex Budget
Schedule 9.1(m)(i)	Employees
Schedule 9.1(m)(ii)	Retention Bonuses
Schedule 9.1(o)	Insurance
Schedule 9.2(c)	Instruments
Schedule 9.2(d)	Known Environmental Defects
Schedule 9.3(f)	Regulatory Matters
Schedule 16.9	Parties with Knowledge

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PURCHASE AND SALE AGREEMENT

        This Purchase and Sale Agreement (this “Agreement”), dated effective as of July 1, 2005, is by and among Celero Energy, LP, a Delaware limited partnership, 400 West Illinois, Suite 1300, Midland, Texas 79701 (“Seller”), Whiting Oil and Gas Corporation, a Delaware Corporation, 1700 Broadway, Suite 2300, Denver, Colorado, 80290 (“Buyer”), and Whiting Petroleum Corporation, a Delaware Corporation, 1700 Broadway, Suite 2300, Denver, Colorado, 80290 (“WPC”). Seller and Buyer may be referred to individually as a “Party” or collectively as the “Parties.”

RECITALS

        A     Seller owns and desires to sell its interests in certain oil and gas properties located in Texas, Oklahoma, and New Mexico, all as more particularly described in Section 2.2 below.

        B      Buyer has conducted and will conduct an independent investigation of the nature and extent of the Assets (as hereinafter defined) and desires to purchase all of Seller’s interest in the Assets pursuant to the terms of this Agreement. The transaction contemplated by this Agreement may be referred to as the “Transaction.”

        C     WPC desires to enter into this Agreement solely for the purpose of issuing shares of common stock, par value $0.001 per share (“Common Stock”), of WPC as part of the consideration for the Transaction.

AGREEMENT

        In consideration of the mutual promises contained herein, $100 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer, WPC and Seller agree as follows:

ARTICLE 1.

DEFINITIONS AND REFERENCES

        1.1     Certain Defined Terms. When used in this Agreement, the following terms shall have the respective meanings assigned to them in this Section 1.1 or in the subsections or other subdivisions referenced to below: (c) “Agreement” means this Agreement, as from time to time amended or modified in accordance with the terms hereof.

        “Allocated Value” has the meaning assigned to such term in Section 3.3.

        “Arbitrators” has the meaning assigned to such term in Section 15.6.

        “Assets” has the meaning assigned to such term in Section 2.2.

        “Assumed Environmental Liabilities” has the meaning assigned to such term in Section 6.3(b).

        “Assumed Liabilities” has the meaning assigned to such term in Section 15.1.

        “Buyer’s Representatives” has the meaning assigned to such term in Section 4.1.

        “Cap Ex Budget” has the meaning assigned to such term in Section 9.1(e).

        “Casualty Loss” has the meaning assigned to such term in Section 5.5(b).

        “Cash Consideration” has the meaning assigned to such term in Section 3.1. “Claim” has the meaning assigned to such term in Section 15.5(c).

        “Claim Notice” has the meaning assigned to such term in Section 15.5(b).

        “Closing” and “Closing Date” have the meanings assigned to such terms in Section 13.1.

        “Closing Amount” has the meaning assigned to such term in Section 3.4(a).

        “Code” has the meaning assigned to such term in Section 2.5.

        “Consents” have the meaning assigned to such term in Section 5.6.

        “Conveyance” has the meaning assigned to such term in Section 13.3(i).

        “Defensible Title” has the meaning assigned to such term in Section 5.1(a).

        “Deposit” has the meaning assigned to such term in Section 3.2.

        “Disputes” has the meaning assigned to such term in Section 15.6.

        “Effective Time” has the meaning assigned to such term in Section 2.4.

        “Environmental Consultant”, “Environmental Defect”, “Environmental Defect Date”, “Environmental Defect Notice”, “Environmental Defect Value”, “Environmental Law”, “Environmental Threshold”, “Laws” and “Remediation” have the meanings assigned to such terms in Section 6.1.

        “Excluded Asset” has the meaning assigned to such term in Section 5.6(a).

        “Exclusion Adjustment” has the meaning assigned to such term in Section 5.6(a).

        “Exhibit Revisions” has the meaning assigned to such term in Section 9.1(l).

        “Final Purchase Price” has the meaning assigned to such term in Section 14.1(a).

        “Hired Employee” has the meaning assigned to such term in Section 9.1(n).

        “HSA Lease” has the meaning assigned to such term in Section 9.1(q).

        “Hydrocarbons” has the meaning assigned to such term in Section 2.2(a).

        “Indemnified Party” and “Indemnifying Party” have the meanings assigned to such terms in Section 15.5(b).

        “Information” has the meaning assigned to such term in Section 9.3(a).

        “Instruments” has the meaning assigned to such term in Section 9.2(c).

        “Interest Addition” and “Interest Addition Adjustment” have the meanings assigned to such terms in Section 5.3.

        “JOA” has the meaning assigned to such term in Section 3.4(b).

        “knowledge” has the meaning assigned to such term in Section 16.9.

        “Lands” has the meaning assigned to such term in Section 2.2(a).

        “Laws” has the meaning assigned to such term in Section 6.1.

        “Leases” has the meaning assigned to such tem in Section 2.2(a)

        “Like-Kind Exchange” has the meaning assigned to such term in Section 2.5.

        “Lockup Securities” has the meaning assigned to such term in Section 9.4(c).

        “Losses” has the meaning assigned to such term in Section 15.4.

        “Material Adverse Effect” has the meaning assigned to such term in Section 9.1(l).

        “Material Agreements” has the meaning assigned to such term in Section 2.2(d).

        “Net Casualty Loss” has the meaning assigned to such term in Section 5.5(b).

        “Notice of Title Defects” has the meaning assigned to such term in Section 5.2.

        “NRI” has the meaning assigned to such term in Section 5.1(a).

        “Occurrence” has the meaning assigned to such term in Section 6.3(d)(vii).

        “Off-Site Environmental Liabilities” has the meaning assigned to such term in Section 6.2.

        “Operating Committee” has the meaning assigned to such term in Section 9.1(e).

        “Operator Fee” has the meaning assigned to such term in Section 3.4(b).

        “Permitted Encumbrances” has the meaning assigned to such term in Section 5.1(b).

        “Post-Signing Event” has the meaning assigned to such term in Section 9.1(l).

        “Preferential Rights” has the meaning assigned to such term in Section 5.6

        “Preliminary Settlement Statement” has the meaning assigned to such term in Section 3.4(a).

        “Property Costs” has the meaning assigned to such term in Section 3.4(b).

        “Purchase Price” has the meaning assigned to such term in Section 3.1.

        “QI” has the meaning assigned to such term in Section 2.5.

        “Records” has the meaning assigned to such term in Section 2.2(f).

        “Registration Statement” has the meaning assigned to such term in Section 9.4(a).

        “Remediation” has the meaning assigned to such term in Section 6.1.

        “Required Financial Statements” has the meaning assigned to such term in Section 9.1(b).

        “Retained Liabilities” has the meaning assigned to such term in Section 15.2.

        “Retention Bonuses” has the meaning assigned to such term in Section 9.1(m)(ii).

        “SEC” has the meaning assigned to such term in Section 9.1(b).

        “Section 1031 Assets” has the meaning assigned to such term in Section 2.5.

        “Section 15.4(d) Matters” has the meaning assigned to such term in Section 15.4(d).

        “Securities Act” has the meaning assigned to such term Section 8.6.

        “Settlement Date” has the meaning assigned to such term in Section 14.1(a).

        “Settlement Statement” has the meaning assigned to such term in Section 14.1(a).

        “Supporting Documentation” has the meaning assigned to such term in Section 5.2(a).

        “Taxes” has the meaning assigned to such term in Section 10.1.

        “Title Deductible” has the meaning assigned to such term in Section 5.2(b)(i).

        “Title Defect” has the meaning assigned to such term in Section 5.1(c).

        “Title Defect Adjustment” has the meaning assigned to such term in Section 5.2 (b).

        “Title Defect Date” has the meaning assigned to such terms in Section 5.2(a).

        “Title Defect Value” has the meaning assigned to such term in Section 5.1(d).

        “Title Threshold” has the meaning assigned to such term in Section 5.1(c).

        “Transaction” has the meaning assigned to such term in Recital B.

        “Value of Interest Addition” has the meaning assigned to such term in Section 5.3.

        “Wells” has the meaning assigned to such term in Section 2.2(b).

        “WI” has the meaning assigned to such term in Section 5.1(a).

        “WPC SEC Reports” has the meaning assigned to such term in Section 17.5(a).

        “WPC Shares” has the meaning assigned to such term in Section 3.1.

        1.2     References, Titles and Construction.

                (i)     All references in this Agreement to articles, sections, subsections and other subdivisions refer to corresponding articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise.

                (ii)     Titles appearing at the beginning of any of such subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions.

                (iii)     The words “this Agreement”, “this instrument”, “herein”, “hereof”, “hereby”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.

                (iv)     Words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender.

                (v)     Unless the context otherwise requires or unless otherwise provided herein, the terms defined in this Agreement which refer to a particular agreement, instrument or document also refer to and include all renewals, extensions, modifications, amendments or restatements of such agreement, instrument or document, provided that nothing contained in this subsection shall be construed to authorize such renewal, extension, modification, amendment or restatement.

                (vi)     Examples shall not be construed to limit, expressly or by implication, the matter they illustrate.

                (vii)     The word “or” is not intended to be exclusive and the word “includes” and its derivatives mean “includes, but is not limited to” and corresponding derivative expressions.

                (viii)     No consideration shall be given to the fact or presumption that one party had a greater or lesser hand in drafting this Agreement.

                (ix)     All references herein to “$” or “dollars” shall refer to U.S. Dollars.

                (x)     Each Exhibit and Schedule attached to this Agreement is incorporated herein by reference for all purposes, and references to this Agreement shall also include such Exhibit or Schedule unless the context in which used shall otherwise require.

ARTICLE 2.

PURCHASE AND SALE

        2.1     Purchase and Sale. Seller agrees to sell and Buyer agrees to purchase all of Seller’s right, title and interest in the Assets, all pursuant to the terms of this Agreement.

        2.2     The Assets. As used herein, the term "Assets" refers to the following:

            (a)     The oil, gas and/or mineral leases, rights-of-way and other agreements specifically described in Exhibit A including any ratifications or amendments of such agreements (the “Leases”), the surface fee or other interests in lands described in Exhibit A (the “Lands”) and the oil, gas and other hydrocarbons (“Hydrocarbons”) attributable to the Leases or Lands, including without limitation, all oil, gas and/or other mineral leases, leasehold estates and interests, all surface fee mineral, royalty, overriding royalty, production payment, reversionary, net profits, contractual leasehold and other similar rights, estates and interests in the Leases or Lands, together with all the property and rights incident thereto, including all rights in any pooled, unitized or communitized acreage by virtue of the Lands or Leases being a part thereof and all Hydrocarbons produced from the pool or unit allocated to any such Lands or Leases;

            (b)     All of Seller’s right, title and interest in and to any oil and gas wells and other well bores, whether abandoned, not abandoned, plugged or unplugged, including without limitation the oil and gas wells specifically described in Exhibit B, together with all other oil and gas wells and all water, injection and disposal wells presently on the Lands or on lands pooled or unitized therewith, whether or not described in Exhibit B, (the “Wells”) and all personal property, equipment, fixtures, plants, facilities, inventories, pipelines, improvements, permits, rights-of-way and easements located on the Lands used for the production, gathering, treatment, processing, storing, transportation, sale or disposal of Hydrocarbons or water produced from the properties and interests described in Section 2.2(a);

            (c)     All presently existing and valid unitization, pooling and communitization agreements, declarations and orders, and the units created thereby and all other such agreements relating to the properties and interests described in Sections 2.2(a) and (b) and to the production of Hydrocarbons, if any, attributable to said properties and interests;

            (d)     All existing and effective sales, purchase, exchange, gathering agreements, service agreements and other contracts, agreements and instruments, (i) which relate and only insofar as they relate, to the properties and interests described in Subsections 2.2(a) through (c), including, without limitation, those described in Exhibit C, and (ii) all rights, claims for indemnity, liabilities, and obligations under or pursuant to those purchase and sale agreements and other contracts, agreements and instruments described in Section II of Exhibit C (collectively the “Material Agreements”);

            (e)     All geophysical, geological and seismic records, data and information pertaining to the properties and interests described in Sections 2.2(a) and (b), including, without limitation, the data referenced in Exhibit D; provided that Buyer agrees to take such data “as is where is” without any representation or warranty, express, implied or statutory, and excluding from the foregoing records those data and information, subject to unaffiliated third party contractual restrictions on disclosure or transfer;

            (f)     The files, records and data relating to the items described in Sections 2.2(a) through (e) maintained by Seller, but excluding from the foregoing those files, records and data subject to the unaffiliated third party contractual restrictions on disclosure or transfer and all accounting records for periods prior to the Effective Time (the “Records”);

            (g)     All gas imbalances relating to the Assets;

            (h)     All field office buildings and any furniture and fixtures related thereto, and all other immovable property, fixtures and structures, all permanent facilities, improvements, SCADA hardware and software, computers, and telecommunication equipment all as associated with the field office;

            (i)     The items on order by Seller for use on the Assets and inventory as scheduled on Exhibit F which were to be utilized on the Assets;

            (j)     All hydrocarbons classified as oil which are in the storage tanks at the Effective Time and for which Seller was paid as a Purchase Price adjustment pursuant to Section 3.4(c)(iii);

            (k)     All natural gas liquids determined to be line fill and for which Seller was paid as a Purchase Price adjustment pursuant to Section 3.4(c)(v);

            (l)     All trucks and rolling stock as listed on Exhibit A-I; and

            (m)     The office leases for Seller’s Midland, Texas office.

        2.3     Excluded Properties. The Assets do not include, and there is hereby expressly excepted and excluded therefrom and reserved to Seller:

            (a)     all rights and chooses in action, arising, occurring or existing in favor of Seller prior to the Effective Time or arising out of the operation of or production from the Assets prior to the Effective Time (including, but not limited to, any and all contract rights, claims, receivables, revenues, recoupment rights, recovery rights, accounting adjustments, mispayments, erroneous payments or other claims of any nature in favor of Seller and relating and accruing to any time period prior to the Effective Time, but not including any contract rights or claims for indemnity in favor of Seller against Seller’s predecessors-in-title to the Assets);

            (b)     all corporate, financial, tax and legal (other than title) records of Seller other than the Records;

            (c)     all contracts of insurance;

            (d)     subject to Section 2.2(j), all hydrocarbon production from or attributable to the Assets with respect to all periods prior to the Effective Time and all proceeds attributable thereto;

            (e)     any refund of costs, taxes or expenses borne by Seller attributable to the period prior to the Effective Time;

            (f)     any other right or interest in and to the Assets to the extent attributable to the period prior to the Effective Time;

            (g)     copies, including electronic copies (but not the originals) of all Records;

            (h)     all deposits, cash, checks, funds and accounts receivable attributable to Seller’s interests in the Assets with respect to any period of time prior to the Effective Time;

            (i)     all computer or communications software or intellectual property (including tapes, data and program documentation and all tangible manifestations and technical information relating thereto) owned, licensed or used by Seller in its Midland, Texas offices and all computers and related peripheral equipment of Seller, and the right to use and access all data owned or licensed by Seller prior to Closing and used in connection with the exploration, development, operation or maintenance of the Assets; provided, further, (i) to the extent that Seller is prevented from disclosing or transferring any such property to Buyer, due to obligations to third parties, such property shall be excluded from the Assets and Seller shall provide Buyer with a written notice describing all such property prior to Closing, and (ii) Seller’s PI/Dwight’s, Aries, Integra, Geographix and Hysys licenses and related equipment are expressly excluded from the Assets;

            (j)     furniture, office equipment and fixtures and related personal property relating to Seller’s Midland, Texas offices, including the partnership interest in Independent Plaza Realty Partners LTD.; provided, however, that the furniture and office equipment and related personal property with respect to employees of Seller listed on Schedule 9.1(m)(i) shall not be removed from Seller’s Midland, Texas offices until November 1, 2005;

            (k)     any programs, software, property, records, files, information, or data, created or owned by any limited partner of any Seller even if such property has been furnished to Seller;

            (l)     any logo, service mark, copyright, trade name or trademark of or associated with Seller or any affiliate of Seller or any business of Seller or of any affiliate of Seller; and

            (m)     any and all vehicles (except for those listed on Exhibit A-I).

        2.4     Effective Time. As used in this Agreement, "Effective Time" shall mean July 1, 2005 at 12:01 a.m. Central Daylight Time.

        2.5     1031 Exchange. Seller reserves the right, at or prior to Closing, to assign its rights under this Agreement with respect to all or a portion of the Purchase Price, and that portion of the Assets associated therewith (“Section 1031 Assets”), to a Qualified Intermediary (“QI”) (as that term is defined in Section 1.1031(k)-1(g)(4)(v) of the Treasury Regulations) to accomplish this Transaction, in whole or in part, in a manner that will comply with the requirements of a like-kind exchange (“Like-Kind Exchange”) pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended (“Code”). If Seller so elects, Seller may assign its rights under this Agreement to the Section 1031 Assets to the QI. Buyer hereby (i) consents to Seller’s assignment of its rights in this Agreement with respect to the Section 1031 Assets, and (ii) if such an assignment is made, agrees to pay all or a portion of the Purchase Price into the qualified trust account at Closing as directed in writing by Seller. Seller and Buyer acknowledge and agree that a whole or partial assignment of this Agreement to a QI shall not release either Party from any of its respective liabilities and obligations to each other or expand any such respective liabilities or obligations under this Agreement. Neither Party represents to the other that any particular tax treatment will be given to either Party as a result of the Like-Kind Exchange. The Party not participating in the Like-Kind Exchange shall not be obligated to pay any additional costs or incur any additional obligations in its sale of the Assets if such costs are the result of the other Party’s Like-Kind Exchange, and the Party participating in the Like-Kind Exchange shall hold harmless and indemnify the other Party from and against all claims, losses and liabilities (including reasonable attorneys’ fees, court costs and related expenses), if any, resulting from such a Like-Kind Exchange.

ARTICLE 3.

PURCHASE PRICE

        3.1     Purchase Price. The purchase price (the “Purchase Price”) for the Assets shall be (a) Four Hundred Forty-Two Million Dollars ($442,000,000) (the “Cash Consideration”) and (b) 441,500 shares of Common Stock (the “WPC Shares”). At Closing, (i) Buyer shall pay Seller the Cash Consideration, as adjusted pursuant to Section 3.4, in cash and (ii) WPC shall issue the WPC Shares.

        3.2     Deposit. Contemporaneously with the execution of this Agreement, Buyer will deposit by wire transfer an amount in cash equal to 10% of the unadjusted Purchase Price set forth in Section 3.1 (the “Deposit”) with Seller. Whenever the term “unadjusted Purchase Price”is used in this Agreement, the value of the portion of the Purchase Price consisting of the WPC Shares shall be valued at Seventeen Million Dollars ($17,000,000) for purposes of calculating such unadjusted Purchase Price. The Deposit shall be credited to the Purchase Price at Closing or, if this Agreement is terminated, shall be distributed by Seller pursuant to Article 12.

        3.3     Allocation of the Purchase Price. Buyer has allocated the Purchase Price among the Assets as set forth on Exhibit B. These allocations will be used (a) to notify holders of preferential rights of Buyer’s offer; (b) to collect taxes to the extent required by law and as provided in Article 10; (c) as a basis for adjustments to the Purchase Price; and (d) as otherwise provided in this Agreement. The value so allocated to a particular Asset may be referred to as the “Allocated Value” for that Asset.

        3.4     Adjustments to Purchase Price. All adjustments to the Purchase Price shall be made (i) according to the factors described in this Section, (ii) in accordance with generally accepted accounting principles as consistently applied in the oil and gas industry, and(iii) without duplication:

            (a)    Settlement Statements. The Purchase Price shall be adjusted at Closing pursuant to a “Preliminary Settlement Statement” prepared by Seller and, submitted to Buyer not less than five (5) business days prior to Closing for Buyer’s comment and agreement. If Buyer and Seller are unable to agree upon this Preliminary Settlement Statement and such disagreement concerns amounts totaling less than 1% of the unadjusted Purchase Price, Seller’s estimate shall be used at Closing and the parties shall resolve such disagreement after Closing pursuant to Sections 14.1 and 15.6. The Preliminary Settlement Statement shall set forth the Closing Amount and all adjustments to the Purchase Price and associated calculations. The term “Closing Amount” means the Cash Consideration portion of the Purchase Price, adjusted as provided in this Section using reasonable estimates if actual numbers are not available. After Closing, the Purchase Price shall be adjusted pursuant to the Settlement Statement delivered pursuant to Section 14.1.

            (b)    Property Costs. For the purposes of this Agreement, the term “Property Costs” shall mean all capital expenses (including costs incurred prior to the Closing Date for drilling, developing, completing, equipping and plugging and abandoning wells), insurance costs, CO2 expenses, other expenses, joint interest billings, office overhead for properties without a joint operating agreement (“JOA”), or where Seller is the operator in an amount equal to three hundred thousand dollars ($300,000) per month before the Closing Date (proportionately reduced for partial months, “Operator Fee”), lease operating expenses, lease rental and maintenance costs, royalties, overriding royalties, leasehold payments, Taxes (as defined and apportioned as of the Effective Time pursuant to Article 10), drilling expenses, workover expenses, geological, geophysical and any other exploration or development expenditures chargeable under applicable operating agreements or other agreements consistent with the standards established by the Council of Petroleum Accountant Societies of North America that are attributable to the maintenance and operation of the Assets during the period in question.

            (c)    Upward Adjustments. The Purchase Price shall be adjusted upward by the following:

                (i)     An amount equal to all direct and actual expenses attributable to the Assets, including, without limitation, the Property Costs, incurred and paid by Seller that are attributable to the period after the Effective Time, and all (A) costs related to the matters on Exhibit F to the extent incurred and paid by Seller, (B) Property Costs that may be incurred prior to the Effective Time but for which said equipment or materials will be delivered, or services provided (including the reworking of any wells), after the Effective Time to the extent incurred and paid by Seller and (C) until Closing, the Operator Fee, and all overhead and other overhead type income paid to Seller as Operator under applicable COPAS procedures relating to the Assets;

                (ii)     To the extent not covered in the preceding paragraph, an amount equal to all prepaid expenses, delay rentals, salt water disposal payments, surface use payments, and right-of-way rentals attributable to the Assets after the Effective Time that were paid by or on behalf of Seller, including without limitation, prepaid drilling and/or completion costs, applicable insurance costs, and prepaid utility charges, and prepaid production;

                (iii)     An amount equal to the value (net of applicable Taxes) of Seller’s share of all oil in storage tanks at the Effective Time to be calculated as follows: The value shall be the product of (A) the volume in each storage tank (attributable to Seller’s interest) as of the Effective Time as shown by the actual gauging reports, less any volumes below the load line, multiplied by (B) the price actually received for production under the applicable marketing contract for the hydrocarbons sold, or if not sold, the price that would be received for the hydrocarbons as if they had been sold in the month of July, 2005; provided, however, that the adjustment contemplated by this subsection (iv) shall be made only to the extent that Seller does not receive and retain the proceeds, or portion thereof, attributable to the pre-Effective Time merchantable oil in the storage tanks;

                (iv)     An amount equal to the sum of all Interest Addition Adjustments;

                (v)     Any other amount agreed to by Buyer and Seller.

            (d)    Downward Adjustments. The Purchase Price shall be adjusted downward by the following:

                (i)     Proceeds received and retained by Seller (net of applicable Taxes, other deductions and royalties) that are attributable to production from the Assets or to the sale of any of the Assets after the Effective Time;

                (ii)     The amount of all direct and actual expenses attributable to the Assets, including, without limitation, the Property Costs, that remain unpaid by Seller and will be paid by Buyer, or that have been paid by Buyer, that are attributable to the period prior to the Effective Time;

                (iii)     An amount equal to the sum of all adjustments to the Purchase Price for Environmental and Title Defects but only for the excess of Environmental Defects over the Environmental Deductible and the Title Defects over the Title Deductible and all on the terms and conditions set forth in Articles 5 and 6;

                (iv)     An amount equal to the sum of all Exclusion Adjustments;

                (v)     An amount equal to the Retention Bonuses;

                (vi)     An amount equal to the sum of all Net Casualty Losses;

                (vii)     One-half of the amount of Exhibit Revisions which have a Material Adverse Effect pursuant to Section 9.1(l) which are capable of calculation at Closing using actual costs;

                (viii)     An amount equal to the Deposit;

                (ix)     An amount of $283,611 for gas imbalances; and

                (x)     Any other amount agreed to by Buyer and Seller.

            (e)    Tax Adjustments. To adjust the Purchase Price for the apportionment of Taxes, the Parties agree to adjust the Purchase Price, downward or upward, as appropriate, pursuant to the provision of Article 10. Ad valorem and similar taxes assessed with respect to a period which the Effective Time splits shall be prorated based on the number of days in such period which fall on each side of the Effective Time (with the day on which the Effective Time falls being counted in the period after the Effective Time).

            (f)    All Adjustments in Cash. All adjustments to the Purchase Price set forth in this Agreement shall be made by adjusting the Cash Consideration portion of the Purchase Price.

ARTICLE 4.

BUYER’S INSPECTION

        4.1     Access to the Records. Prior to Closing and subject to Section 9.3, Seller will make the Records (as defined in Section 2.2(f)) available to Buyer and Buyer’s agents, representatives, advisors, attorneys, underwriters or other parties providing services to Buyer in connection with its potential acquisition of the Assets (collectively, “Buyer’s Representatives”) for inspection, copying, and review, all at Buyer’s expense, at Seller’s offices during normal business hours to permit Buyer to perform its due diligence review. Subject to the consent and cooperation of third parties, Seller will assist Buyer in Buyer’s efforts to obtain, at Buyer’s expense, such additional information from such parties as Buyer may reasonably desire. Buyer may inspect the Records and such additional information only to the extent it may do so without violating any obligation of confidence or contractual commitment of Seller to a third party or disclose privileged information (including personnel records).

        4.2     Disclaimer. BUYER RECOGNIZES AND AGREES THAT ALL MATERIALS, DOCUMENTS, AND OTHER INFORMATION, MADE AVAILABLE TO IT IN CONNECTION WITH THE TRANSACTION CONTEMPLATED HEREBY, WHETHER MADE AVAILABLE PURSUANT TO THIS SECTION OR OTHERWISE, ARE MADE AVAILABLE TO IT AS AN ACCOMMODATION, AND WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED OR STATUTORY, AS TO THE ACCURACY AND COMPLETENESS OF SUCH MATERIALS, DOCUMENTS, AND OTHER INFORMATION. BUYER EXPRESSLY AGREES THAT ANY RELIANCE UPON OR CONCLUSIONS DRAWN THEREFROM SHALL BE AT BUYER’S RISK TO THE MAXIMUM EXTENT PERMITTED BY LAW AND SHALL NOT GIVE RISE TO ANY LIABILITY OF OR AGAINST SELLER. BUYER HEREBY WAIVES AND RELEASES ANY CLAIMS ARISING UNDER THIS AGREEMENT, COMMON LAW OR ANY STATUTE ARISING OUT OF ANY MATERIALS, DOCUMENTS OR INFORMATION PROVIDED TO BUYER. IF BUYER DETERMINES DURING ITS REVIEW THAT ANY OF THE SELLER’S RECORDS OR OTHER DATA MAY BE INCOMPLETE OR INACCURATE, IT WILL EITHER NOTIFY SELLER OF ITS CONCLUSIONS IN WRITING NOT LATER THAN 10 DAYS BEFORE CLOSING OR BE DEEMED TO HAVE WAIVED COMPLAINTS AS TO INCOMPLETENESS OR INACCURACY OF THE RECORDS OR OTHER DATA.

        4.3     Physical Access to the Leases, Lands, and Wells. Prior to Closing and during reasonable business hours, Seller agrees to grant Buyer physical access to the Leases, Lands, and Wells to allow Buyer to conduct, at Buyer’s sole risk and expense, on-site inspections and Phase I and Phase II environmental assessment of the Leases, Lands, and Wells. Buyer recognizes that some of the Properties may be operated by parties other than Seller and that Seller’s ability to obtain access to such properties, and the manner and extent of such access, is subject to such third parties. In connection with any such on-site inspections and assessments, Buyer agrees not to interfere with the normal operation of the Leases and Wells and agrees to comply with all operational and safety requirements and instructions of the operators of the Wells. If Buyer or its agents prepares an environmental assessment of any Lease, Lands or Well, Buyer agrees to keep such assessment confidential and to furnish copies thereof to Seller. Such information shall be held confidential but may be disclosed to Buyer or Buyer’s affiliates, attorneys, officers, employees and consultants used in Buyer’s evaluation of Seller’s properties. Furthermore, Buyer’s obligations of confidentiality shall not apply to information (i) required to be disclosed by legal process, order, regulation, or rule, or (ii) available to the public, or (iii) acquired from third parties not known by Buyer to have confidentiality obligations to Seller, provided that Buyer agrees to inquire of such third parties if such third party has an obligation of confidence to Seller.

            (a)    Indemnification. IN CONNECTION WITH GRANTING SUCH ACCESS TO THE RECORDS AND PHYSICAL ACCESS TO THE LEASES, LANDS AND WELLS, BUYER REPRESENTS THAT IT IS ADEQUATELY INSURED AND WAIVES, RELEASES AND AGREES TO INDEMNIFY SELLER, AND ITS RESPECTIVE DIRECTORS, OWNERS, MEMBERS, PARTNERS, OFFICERS, SHAREHOLDERS, EMPLOYEES, AGENTS AND REPRESENTATIVES AGAINST ALL CLAIMS ARISING AS A RESULT OF ANY ACTIVITIES OF BUYER OR BUYER’S REPRESENTATIVES OR AFFILIATES IN CONDUCTING ITS ON-SITE INSPECTIONS AND ENVIRONMENTAL ASSESSMENTS OF THE LEASES AND WELLS (INCLUDING THOSE ACTIVITIES CONDUCTED IN ANY OFFICE OR FACILITY OF SELLER), WHETHER OR NOT SUCH CLAIMS, INJURIES OR DAMAGES ARISE IN WHOLE OR IN PART OF OUT SELLER’S NEGLIGENCE EXCEPT FOR INJURIES OR DAMAGES CAUSED BY SELLER’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. THIS WAIVER, RELEASE AND INDEMNITY BY BUYER SHALL SURVIVE TERMINATION OF THIS AGREEMENT.

            (b)    Buyer’s Representatives. To the extent that Buyer uses Buyer’s Representatives to conduct its due diligence activities, either in Seller’s offices or on the Lands, Buyer agrees to (i) make Buyer’s Representatives aware of the terms and conditions set forth in this Article 4 and the confidentiality provisions of Article 9, and (ii) ensure that Buyer’s Representatives agree to be bound by the terms of this Article 4 and the confidentiality provisions of Article 9.

ARTICLE 5.

TITLE MATTERS

        5.1     Definitions.

            (a)    Defensible Title. The term “Defensible Title” means such title to the Assets, that, subject to and except for Permitted Encumbrances: (i) entitles Seller to receive not less than the net revenue interest set forth on Exhibit B for the evaluated formations or intervals (“NRI”); (ii) obligates Seller to bear costs and expenses relating to the maintenance, development, operation and the production of Hydrocarbons from the producing formations or intervals in the Well in an amount not greater than the working interest set forth in Exhibit B (“WI”) without a corresponding proportionate increase in NRI; and (iii) is free and clear of encumbrances and liens. If an evaluated formation or interval in a Well is not listed on Exhibit B, then the deemed Allocated Value for such formation or interval in such Well is zero.

            (b)    Permitted Encumbrances. The term “Permitted Encumbrances” shall mean:

                (i)     the terms and provisions of an instrument or document creating lessors’ royalties, and existing overriding royalties, net profits interests, production payments, reversionary interests and similar burdens (payable or in suspense) if the net cumulative effect of such burdens does not operate to reduce the NRI;

                (ii)     division orders and sales contracts terminable without penalty upon no more than thirty (30) days’ notice to the purchaser;

                (iii)     encumbrances relating to the Assets that arise under operating agreements to secure payment of amounts not yet delinquent and are of a type and nature customary in the oil and gas industry;

                (iv)     all rights reserved to or vested in any governmental, statutory or public authority to control or regulate any of the Assets in any manner, and all applicable laws, rules and orders of governmental authority;

                (v)     the terms and conditions of the Leases and all agreements (except for Material Agreements), to which the Assets are subject to, and in no case that would cause the NRI to decrease or the WI to increase from the decimal interests set forth on Exhibit B;

                (vi)     such defects or irregularities in the title to the Assets that are not such as to materially interfere with the operation, value or use of the Assets (or a portion thereof) affected thereby and that would be considered not material in accordance with industry standards, and in no case that would affect the NRI or WI set forth on Exhibit B;

                (vii)     liens for Taxes, or assessments not yet due and delinquent or, if delinquent, that are being contested in good faith in the normal course of business;

                (viii)     all rights to consent by, required notices to, filings with, or other actions by federal, state, local or foreign governmental bodies, in connection with the conveyance of the applicable Asset if the same are customarily obtained after such conveyance;

                (ix)     rights of reassignment upon the surrender or expiration of any Lease;

                (x)     easements, rights-of-way, servitudes, permits, surface leases, surface use restrictions, and other rights with respect to surface operations, on, over or in respect of any of the Assets or any restriction on access thereto that do not materially interfere with the operation of the affected Asset as has been conducted in the past or materially affect the value thereof;

                (xi)     liens and encumbrances affecting the Assets not specified in this Section 5.1(b) that shall be removed or released prior to or at Closing;

                (xii)     materialmen’s, mechanics’, operators’ or other similar liens arising in the ordinary course of business incidental to operation of the Assets (i) if such liens and charges have not been filed pursuant to law and the time for filing such liens and charges has expired, (ii) if filed, such liens and charges have not yet become due and payable or payment is being withheld as provided by law, or (iii) if their validity is being contested in good faith by appropriate action;

                (xiii)     consents to assignment and similar contractual provisions affecting an Asset with respect to which (i) waivers or consents are obtained from the appropriate parties for the transaction contemplated hereby, (ii) the appropriate time period for asserting such rights has expired without an exercise of such rights, or (iii) arrangements are made by Seller to allow Buyer to receive substantially the same economic benefit as if such waivers and consents had been obtained;

                (xiv)     preferential rights to purchase and similar contractual provisions affecting an Asset with respect to which (i) waivers are obtained from the appropriate parties for the transaction contemplated hereby, (ii) the appropriate time period for asserting such rights has expired without an exercise of such rights, or (iii) arrangements are made by Seller to allow Buyer to receive substantially the same economic benefit as if such waivers had been obtained; and

                (xv)     production sales contracts; division orders; contracts for sale, purchase, exchange, refining or processing of hydrocarbons; farm-out or farm-in agreements; participation agreements; unitization and pooling designations, declarations, orders and agreements; gas balancing and deferred production agreements; plant agreements; pipeline, carbon dioxide purchase or sale agreements; salt water or other disposal agreements; and seismic or geophysical permits or agreements (in each case) to the extent the same are ordinary and customary to the oil, gas, sulphur and other mineral exploration, development, processing or extraction business, so long as the same have not been applied to reduce the net revenue interest for such Asset.

            (c)    Title Defect. The term “Title Defect” means either (A) any lien, encumbrance, adverse claim to real property title, excluding Permitted Encumbrances, that renders the Seller’s title to the Asset less than Defensible Title and reduces the Allocated Value of the affected Asset by more than $50,000, or (B) Seller’s material breach of a Material Agreement resulting in Seller having less than Defensible Title and that has an adverse effect on the value or economic benefit of an Asset of more than $50,000 (with such amount being the “Title Threshold”). Notwithstanding the foregoing, the following shall not be considered Title Defects:

                (i)     defects in the early chain of title, consisting of the failure to recite marital status in a document or omissions of successors of heirship or estate proceedings, unless Buyer provides reasonable written evidence that such failure or omission has resulted in another party claiming title to the relevant Asset;

                (ii)     defects based on a lack of information in Seller’s files

                (iii)     defects or irregularities in title which for a period of 5 years or more has not delayed or prevented Seller (or Seller’s predecessor) from receiving its NRI share of the proceeds of production or causes it to bear a share of expenses and costs greater than its WI share from any unit or well;

                (iv)     defects or irregularities resulting from or related to probate proceedings or the lack thereof, which defects or irregularities have been outstanding 2 years;

                (v)     a gas imbalance (e.g., a situation where Seller and its predecessor in title to the Assets have taken more or less gas from a well or unit than ownership of the Assets would entitle them to receive);

                (vi)     defects arising out of lack of survey;

                (vii)     defects based on failure to record Leases issued by the BLM or any state, or any assignments of record title or operating rights in such Leases, in the real property or other county records of the county in which such Asset is located; provided that such Leases or assignments are properly filed with the applicable federal or state office;

                (viii)     defects arising out of lack of corporate or other entity authorization unless Buyer provides reasonable written evidence that the action was not authorized and could result in another party claiming title to the Asset; and

                (ix)     defects that are defensible by possession under applicable statutes of limitation for adverse possession or for prescription.

            (d)    Title Defect Value. “Title Defect Value” means the amount by which the Title Defect exceeds $50,000. In determining the Title Defect Value, the Parties intend to include only that portion of the Asset affected by the defect. The Title Defect Value may not exceed the Allocated Value of the Asset and shall be determined by the Parties in good faith taking into account all relevant factors, including without limitation, the following:

                (i)     If the Title Defect is a lien or encumbrance on the Asset, the Title Defect Value shall be the cost of removing such lien or encumbrance.

                (ii)     If the Title Defect is an actual reduction in NRI without a change in the WI, the Title Defect Value shall be the Allocated Value for the particular Asset, proportionately reduced by the ratio of the actual NRI to the represented NRI.

                (iii)     If the Title Defect does not fall into (i) or (ii) immediately above, then the Title Defect Value shall be determined by the Parties in good faith, taking into account all relevant factors, including without limitation, the following:

                    (1)     The Allocated Value of any affected Asset;

                    (2)     If the Title Defect represents only a possibility of title failure, the probability that such failure will occur; and

                    (3)     The legal effect of the Title Defect.

        5.2     Purchase Price Adjustments for Title Defects.

            (a)    Notices of Title Defects.

                (i)     Buyer shall give Seller each written “Notice of Title Defects” as soon as reasonably possible but no later than October 2, 2005 at 5:00 p.m. Central Daylight Time (the “Title Defect Date”). Each such notice must be in writing and (i) name the affected Asset; (ii) describe each Title Defect with respect to the affected Asset; (iii) describe the basis for each Title Defect set forth in such notice; (iv) attach Supporting Documentation not in Seller’s possession; (v) state the Allocated Value (if any) of the affected Asset; (vi) state Buyer’s good faith estimate of the Title Defect Value which shall serve as Buyer’s proposal to adjust the Purchase Price; and (vii) set forth the computations, upon which Buyer’s estimate is based. For the purposes of this Section, “Supporting Documentation” for a particular Title Defect means if the basis is derived from any document, a copy of such document (or pertinent part thereof) or if the basis is derived from any gap in Seller’s chain of title, the documents preceding and following the gap shall be attached, or in any case other reasonable written documentation. If such Supporting Documentation is in Seller’s possession, Buyer agrees to provide a copy of such documentation to Seller, or alternatively, a location where Seller can obtain such supporting documentation – such as a file number, etc. To Buyer’s knowledge, but not as a representation or warranty or in limitation of Buyer’s rights hereunder, Schedule 5.2 sets forth all Title Defects known to Buyer as of the date hereof. Buyer’s sole and exclusive rights and remedies with respect to any matter that constitutes a Title Defect or breach of Section 7.11 shall be those set forth in this Article 5 and Buyer shall not be entitled to any other indemnification or any other remedy with respect thereto.

            (b)    Defect Adjustments.

                (i)     If an Asset is affected by a Title Defect, the Purchase Price will be reduced under Section 3.4 and as set forth below, unless, (i) Seller cures the Title Defect prior to Closing, (ii) Buyer agrees to waive the relevant Title Defect, or (iii) Seller elects on or before Closing to cure such Title Defect no later than ninety (90) days after Closing. The Purchase Price shall be adjusted for Title Defects only to the extent that the aggregate of all Title Defect Values net of the value of all Interest Additions for all of the Assets exceeds Five Million Dollars ($5,000,000) (such amount being a deductible, not a threshold, the “Title Deductible”) and then only for the amount exceeding Five Million Dollars ($5,000,000) (with the amount of such adjustment being the “Title Defect Adjustment”).

                (ii)     If Seller elects to cure the relevant Title Defect post-Closing, Seller shall assign the affected Asset to Buyer at Closing and the Purchase Price will not be reduced at Closing for such Title Defect. If Seller cures the relevant Title Defect, there shall be no adjustment to the Purchase Price; subject to the Title Deductible, if Seller does not cure the relevant Title Defect to Buyer’s reasonable satisfaction, the Purchase Price shall be adjusted by an amount equal to the Title Defect Value attributable to the applicable Title Defect, such adjustment to be made within fifteen (15) days of the determination that the alleged Title Defect will not be cured to Buyer’s reasonable satisfaction.

        5.3     Interest Additions. Promptly on discovery, but on or before the Title Defect Date, either Party shall in good faith notify the other of any interest that such Party discovers that is known to otherwise be an Asset hereunder but for the failure to describe it in detail, including any interest that entitles Seller to receive more than the NRI or obligates Seller to bear costs and expenses in an amount less than the WI without a proportionate change in NRI, and that would have an Allocated Value in excess of the Title Threshold or increases the Allocated Value of the affected Asset by more than the Title Threshold, with such interest being an “Interest Addition”. Buyer acknowledges and agrees to comply with the affirmative obligation set forth in the preceding sentence. A Party’s notification to the other Party shall constitute adequate notice of Interest Additions prior to Closing. Seller shall promptly provide Buyer thereafter with the value of the Interest Addition or the amount by which Seller believes the Allocated Value of the Asset has been increased by the Interest Addition (“Value of Interest Addition”) and the associated computations. The Parties shall determine the Value of the Interest Addition in good faith taking into account all relevant factors. The Purchase Price shall be increased for Interest Additions only to the extent that the aggregate of the Value of all Interest Additions net of the sum of all Title Defect Values for all of the Assets exceeds Five Million Dollars ($5,000,000) (such amount being a deductible, not a threshold, the “Title Deductible”) and then only for the amount exceeding Five Million Dollars ($5,000,000) (with the amount of such adjustment being the “Interest Addition Adjustment”).

        5.4     Dispute Resolution. The Parties agree to resolve disputes concerning title matters pursuant to the arbitration procedure set forth in Section 15.6.

        5.5     Casualty Loss.

            (a)     Assumed Risk. Notwithstanding anything herein contained to the contrary, any diminution in value of the Assets from and after the Effective Time, that results from production of Hydrocarbons through normal depletion, a decrease in the estimated recoverable reserves or market value thereof, or from mechanical failure that arises in the ordinary course of operating oil and gas wells (including, but not limited to, watering out of any well, the loss of an injector well, collapsed casing or sand infiltration of any well) and the depreciation of personal property due to ordinary wear and tear, in each case with respect to the Assets shall not be treated as a Casualty Loss or other Loss for which Seller indemnifies Buyer or otherwise has responsibility for hereunder.

            (b)    Loss. Prior to Closing, if a portion of the Assets is destroyed by fire or other casualty, or is taken or threatened to be taken in condemnation or under the right of eminent domain (with such event being a “Casualty Loss”), Buyer shall purchase the Asset at Closing for the Allocated Value of the Asset reduced, up to the Allocated Value thereof, by the estimated cost to repair or replace such Asset (with equipment of similar utility) (the reduction being the “Net Casualty Loss”). Seller, at its sole option, may elect to cure such Casualty Loss. If Seller elects to cure such Casualty Loss, Seller may replace any personal property that is the subject of a Casualty Loss with equipment of similar grade and utility. If Seller cures the Casualty Loss, Buyer shall purchase the affected Asset at Closing for the Allocated Value thereof without any Purchase Price adjustment for such Casualty Loss.

        5.6     Preferential Rights and Consents. To Seller’s knowledge, the preferential purchase rights (“Preferential Rights”) and/or required consents (“Consents”) affecting the Assets are set forth on Schedule 5.6. To the extent that there are preferential purchase rights or required consents affecting the Assets, the provisions of this Section 5.6 shall apply. Seller shall use its best efforts to obtain all Consents and give notices required in connection with Preferential Rights prior to Closing. If Buyer discovers other affected Assets during the course of Buyer’s due diligence activities, Buyer shall notify Seller immediately and Seller shall use its best efforts to obtain such consents or obtain waivers and give the notices required in connection with the preferential rights prior to Closing.

            (a)    Consents. Except for consents and approvals which are customarily obtained post-Closing, and those consents which would not invalidate the conveyance of the Assets, if a necessary consent to assign any Lease has not been obtained as of the Closing, then (i) the portion of the Assets for which such consent has not been obtained shall not be conveyed at the Closing, (ii) the Allocated Value for that Asset shall not be paid to Seller, and (iii) Seller shall use its best efforts to obtain such consent as promptly as possible following Closing. If such consent has been obtained as of the Final Settlement Date, Seller shall convey the affected Asset to Buyer effective as of the Effective Time and Buyer shall pay Seller the Allocated Value of the affected Asset, reduced by the amount of any net proceeds from the affected Asset attributable to the period of time after the Effective Time with Seller retaining such proceeds less Property Costs attributable to the period of time after the Effective Time. If such consent has not been obtained as of the Final Settlement Date, the affected Asset shall be deemed to be an “Excluded Asset” and Seller shall retain such Asset and the Purchase Price shall be deemed to be reduced by an amount equal to the Allocated Value of the particular Asset (with such adjustment being an “Exclusion Adjustment”). Buyer shall reasonably cooperate with Seller in obtaining any required consent including providing assurances of reasonable financial conditions, but Buyer shall not be required to expend funds or make any other type of financial commitments a condition of obtaining such consent.

        5.7     Preferential Purchase Rights

                (i)     If any preferential right to purchase any portion of the Assets is exercised and consummated prior to the Closing Date, that portion of the Assets affected by such preferential purchase right shall be excluded from the Assets and the Purchase Price shall be adjusted downward by an amount equal to the Allocated Value of such affected Assets without the requirement for Buyer to give notice (with such adjustment being an “Exclusion Adjustment”).

                (ii)     If by Closing, the time for the exercise of such preferential purchase rights has not expired and Seller has not received notice of an intent not to exercise or a waiver of the preferential purchase right, that portion of the Assets affected by such preferential purchase right shall be included in the Assets and assigned to Buyer at Closing. If such preferential purchase right is exercised, the provisions of Section 5.6(b)(iii) shall apply.

                (iii)     If the affected Asset has been conveyed to Buyer at Closing, and a preferential purchase right affecting the Asset is consummated after Closing, Buyer agrees to convey such affected Asset to the party exercising such preferential purchase right on the same terms and conditions under which Seller conveyed such Assets to Buyer and retain all amounts paid by the party exercising such preferential right to purchase. In the event of such exercise, Buyer shall prepare, execute and deliver a form of conveyance of such Asset to such exercising party, such conveyance to be in form and substance as provided in this Agreement.

            (b)    Exclusive Remedy. The rights and remedies set forth in this Section 5.6 are the exclusive remedies under this Agreement for exercised preferential purchase rights and required consents to assign the Assets. The rights and remedies granted each Party in this Article, together with any indemnification set forth in Article 15 and the rights of each Party to not Close or terminate pursuant to Article 11 are the exclusive rights and remedies against the other Party related to any Title Defect or other title matters.

        5.8     Personal Property and Equipment. Seller expressly disclaims and negates any representation and warranty as to the condition of any personal property, equipment, fixtures and items of movable property comprising any part of the Assets, including (i) any implied or express warranty of merchantability, (ii) any implied or express warranty of fitness for a particular purpose, (iii) any implied or express warranty of conformity to models or samples of materials, (iv) any rights of assignee under applicable statutes to claim diminution of consideration, and (v) any claim by Buyer for damages because of defects, whether known or unknown, it being expressly understood by Buyer that said personal property, fixtures, equipment and items are being conveyed to Buyer “as is, where is,” with all faults and in their present condition and state of repair. Buyer shall have inspected, or waived (and upon Closing shall be deemed to have waived) its right to inspect, the Assets for all purposes and satisfied itself as to their physical and environmental condition.

ARTICLE 6.

ENVIRONMENTAL MATTERS

        The provisions of this Article apply only to the environmental matters associated with the Assets as the result of oil and gas operations on the Land.

        6.1     Definitions. For the purposes of the Agreement, the following terms shall have the following meanings:

        “Environmental Consultant” means a third party consultant acceptable to Buyer and Seller.

        “Environmental Defect” means (a) a condition in, on or under an Asset (including, without limitation, air, land, soil, surface and subsurface strata, surface water and ground water) attributable to the period of time prior to the Closing Date or any Off-Site Environmental Liabilities that (i) was not disclosed to or known by Buyer before the date hereof or was not contained in the Records and Information specifically provided to Buyer before the date hereof and (ii) requires, on the Closing Date, Remediation under an Environmental Law, and (b) the cost to remediate such condition exceeds $50,000 per incident or condition, net to Seller’s interest (“Environmental Threshold”). For the purposes of this Agreement, the Parties agree that each Environmental Defect will be addressed as a single incident or condition, and that Environmental Defects will not be aggregated on a per well basis or a per condition basis or otherwise, and that the term “per incident or condition” in the preceding sentence shall be interpreted accordingly.

        “Environmental Defect Notice” means each written notice given by Buyer to Seller alleging an Environmental Defect. An Environmental Defect Notice shall be in writing and shall (i) name the affected Asset, (ii) reasonably describe the condition in, on or under the Asset that causes the Environmental Defect, (iii) provide reasonable factual substantiation for the Environmental Defect, and (iv) state the estimated Remediation cost as calculated by the Environmental Consultant. To be valid, all Environmental Defect Notices for any environmental matters which constitute an Environmental Defect and which arose (a) on or before August 1, 2005 must be received by Seller on or before August 1, 2005, at 5:00 p.m. Central Daylight Time (“Environmental Defect Date”), and (b) after the Environmental Defect Date must be received by Seller on or before October 2, 2005, at 5:00 p.m. Central Daylight Time. The right to assert Environmental Defects after the Environmental Defect Date shall not apply to matters which could have been asserted prior to such date regardless of whether or not they were known or discovered as of such time. For the purpose of this section, “substantiation for the Environmental Defect” shall mean reports prepared by, or the basis of Phase I or Phase II tests performed by the Environmental Consultant. If Buyer at any time prior to October 2, 2005, desires to conduct a Phase II or other test involving invasive testing, including digging or coring, then Seller may in its sole discretion elect to terminate this Agreement as to such Asset upon which such Phase II or other tests are proposed to occur from this transaction shall be considered Excluded Assets and the Purchase Price shall be reduced by the Allocated Value for such Asset. If Buyer takes any samples from the Assets, Buyer will provide to Seller a splitting of each sample. Buyer will deliver, at its cost, copies of all drafts and final reports, results, data, and analyses of the site visits, inspections and any testing to Seller within three business days of Buyer’s receipt of them.

        “Environmental Defect Value” means for a particular Environmental Defect, the agreed costs to remediate that Environmental Defect plus the “actual Losses incurred or expected to be incurred” by the owner of the Asset in question as a result of the Environmental Defect. As used in the preceding sentence, “actual Losses incurred or expected to be incurred” means Losses (as defined herein) reasonably anticipated to be incurred as evidenced by written demands, actions or penalties imposed or threatened to be imposed or other reasonable evidence.

        “Environmental Law” means any law, statute, rule, regulation, code, ordinance or order, or other legally enforceable requirement (including, without limitation, common law) issued by any federal, state, or local governmental entity in effect on or before the Closing Date (collectively, “Laws”) regulating or imposing liability or standards of conduct concerning protection of the environment or human health and safety or the release or disposal of waste materials.

        “Remediation” means actions taken to correct an Environmental Defect or otherwise required to remediate in compliance with applicable law, as recommended in writing by the Environmental Consultant.

        6.2     Off-Site Environmental Liabilities. All Losses attributable to and relating to the disposal by Seller prior to the Closing Date of any hazardous substances or solid wastes generated on the Assets and disposed off of the Assets during the time Seller owned the Assets in violation of any Environmental Law and which Buyer has notified Seller of in writing on or before October 2, 2005 at 5:00 p.m., Central Daylight Time (“Off-Site Environmental Liabilities”), shall be considered an Environmental Defect. Article 6 shall govern the treatment of the Off-Site Environmental Liabilities. In addition to any other Seller remedies contained in Article 6, if Seller receives an asserted notice of any Off-Site Environmental Liabilities, Seller may elect to retain and pay, perform, fulfill and discharge all claims, cost, expenses, liabilities and obligations accruing or relating to and release Buyer (but no other third parties) from all Losses attributable to the Off-Site Environmental Liabilities, subject to the dollar limitations set forth in Section 6.4.

        6.3     Environmental Matters.

            (a)    Buyer’s Acknowledgment Concerning Possible Contamination of the Assets. Buyer is aware that the Assets have been used for exploration, development, and production of oil and gas and that there may be petroleum, produced water, wastes, or other materials located on or under the Assets or associated with the Assets. Equipment and sites included in the Assets may contain asbestos, hazardous substances, or NORM. NORM may affix or attach itself to the inside of Wells, materials, and equipment as scale, or in other forms; the Wells, materials, and equipment located on the Assets or included in the Assets may contain NORM and other wastes or hazardous substances; and NORM-containing material and other wastes or hazardous substances may have been buried, come in contact with the soil, or otherwise been disposed of on the Assets. Special procedures may be required for the remediation, removal, transportation, or disposal of wastes, asbestos, hazardous substances, and NORM from the Assets.

            (b)    Assumed Environmental Liabilities. Buyer will (i) assume all liability for the assessment, remediation, removal, transportation, and disposal of wastes, asbestos, hazardous substances, and NORM from and of the Assets and associated activities (ii) assume (except as to Off-Site Environmental Liabilities retained by Seller in Section 6.2(a) above) for the compliance with Environmental Laws as to the Assets in the environmental condition as of the Effective Time, (iii) assume all responsibilities, obligations and liabilities for all plugging and abandonment for the wells, tank batteries and other facilities related to the Assets, and (iv) will conduct these activities in accordance with all applicable laws and regulations, including the Environmental Laws (“Assumed Environmental Liabilities”). Such Assumed Environmental Liabilities include any item which was not submitted as a timely Environmental Defect Notice. Buyer hereby waives any Claims against Seller as to any matters arising from or related to all Assumed Environmental Liabilities.

            (c)    Adverse Environmental Conditions.

                (i)     Seller shall have until the Closing Date in response to Environmental Defect to elect any of the following:

                    (1)     subject to subsection (iii) below, adjust the Allocated Value for an Asset by a mutually acceptable amount reflecting Seller’s proportionate share, based on its WI, of the cost reasonably estimated to remediate an Environmental Defect affecting the Asset;

                    (2)     remedy, or agree to remedy, the Environmental Defect, as provided below; or

                    (3)     terminate this Agreement as to such Asset and exclude the Asset this Agreement.

In addition, Seller may elect to delay Closing by up to ninety (90) days for any reason if Buyer asserts an Environmental Defect. In addition, if Seller elects to cure any Environmental Defect then such election to delay Closing shall not limit Seller’s ability to elect to cure such Environmental Defect after Closing.

                (ii)     If Seller and Buyer agree to adjust an Allocated Value because of an Environmental Defect, the amount of the adjustment will be the cost to remediate the Environmental Defect, but only to the level required by the Environmental Laws. Seller may require Buyer to remit the full Allocated Value at Closing, without adjustment for the Environmental Defect, but if it does so, it will pay the amount of the adjustment to Buyer when the remediation is complete under applicable law. If the cost to remediate exceeds the amount of the adjustment, Buyer will pay the additional costs to remediate the Environmental Defect. If Seller elects to terminate this Agreement as to an Asset, the Purchase Price shall be reduced by the Allocated Value for such Asset. In the event of a Purchase Price adjustment, Buyer shall release, indemnify and hold harmless Seller from and shall assume all responsibility for all environmental conditions on the Asset.

                (iii)     If Seller initially elects under subsection (2) above to remediate the Environmental Defect, Seller may revise such election to subsections (1) or (3) above at any time before Closing by providing Buyer with written notice of such new election. If such election is revised, it will be deemed that Seller has not elected remediation for such Asset.

                (iv)     If Seller elects to remedy the Environmental Defect under subsections (1) or (2) above, buyer shall have the right to terminate this Agreement as to such Asset affected by the Environmental Defect and the Purchase Price shall be reduced by the Allocated Value for such Asset.

            (d)    Remediation. If Seller agrees to remediate an Environmental Defect or is required by a governmental or regulatory agency to remediate an Environmental Defect, the following will govern the remediation:

                (i)     Seller will be responsible for all negotiations and contacts with federal, state, and local agencies and authorities with regard to the Environmental Defect or remediation. Buyer may not make any independent contacts with any agency, authority, or other third party with respect to the Environmental Defect or remediation and will keep all information regarding the Environmental Defect and remediation confidential, except in each instance to the extent required by applicable law.

                (ii)     Seller will remediate the Environmental Defect to the level agreed upon by Seller and Buyer, but in no event will Seller be required to remediate the Environmental Defect beyond the level required by the Environmental Laws.

                (iii)     Buyer will grant and warrant access to and entry on the Assets after Closing to Seller, its representatives, and third parties conducting assessments or remediation, to the extent and as long as necessary to conduct and complete the assessment or remediation work, to remove equipment and facilities, and to perform any other activities reasonably necessary in connection with assessment or remediation.

                (iv)     Buyer will use its best efforts not to interfere with Seller’s ingress and egress or assessment or remediation activities. Seller will make reasonable efforts to perform the work so as to minimize disruption to Buyer’s business activities and to the Assets.

                (v)     Seller will continue remediation of the Environmental Defect until the first of the following occurs:

                    (1)     the appropriate governmental authorities provide written notice to Seller or Buyer that no further remediation of the Environmental Defect is required; or

                    (2)     the Environmental Defect has been remediated to the level required by the Environmental Laws or as agreed by the parties.

        Upon the occurrence of either (1) or remediation to Seller’s satisfaction, Seller will notify Buyer that remediation of the Environmental Defect is complete and provide a copy of the notification described in (1) above, if applicable. Upon delivery of Seller’s notice, Seller will be released from all liability and have no further obligations under any provisions of this Agreement in connection with an Environmental Defect and all environmental conditions for such Asset shall be considered part of the Assumed Environmental Liabilities; provided however, if Buyer disputes that (1) or (2) has occurred then Buyer shall give notice to Seller within 10 days of receipt of Seller’s notice and if the matter is not resolved to both parties satisfaction the matter shall be referred to arbitration as provided in Section 15.6.

                (vi)     Until Seller completes remediation of an Environmental Defect, Seller and Buyer will each notify the other of any pending or threatened claim, action, or proceeding by any authority or private party that relates to or would affect the environmental condition, the assessment, or the remediation of the Assets.

                (vii)     After October 2, 2005 and before Seller has completed remediation of a Environmental Defect, if a leak, spill, or discharge of any material or substance (“Occurrence”) occurs on the Assets, or any part of them, the party in possession will promptly notify the non-possessory party and act promptly to minimize the effects of the Occurrence. If a spill, leak or discharge occurs and Seller determines that it may affect the area where Seller is conducting remediation or assessment, Buyer will hire a consultant (who must be acceptable to Seller) to assess the effect of the Occurrence on the environmental condition of the Assets and Seller’s remediation work and the cost of the additional work required as the result of the Occurrence. Unless the Occurrence was caused solely by Seller, Buyer will be responsible for the incremental cost of remediating the impact of the Occurrence. If Seller’s remediation is expanded to incorporate remediation of the Occurrence, Buyer will promptly pay its share of costs and expenses to Seller as the work is performed, within thirty days of receipt of invoices for the work (with supporting documentation). Payments not made timely will bear interest at a rate of twelve percent per annum or the maximum lawful rate, whichever is less, compounded daily from the date of Buyer’s receipt of the invoice until paid.

        If the cost of the additional work equals or exceeds the cost which would have been incurred but for the Occurrence, Seller will pay Buyer the cost that would have been incurred by Seller to complete the remediation but for the Occurrence. As consideration for this payment, Buyer will accept the environmental condition of the Assets as they exist on the date of the payment, assume full responsibility for remediating the Assets and related off-site contamination in accordance with this Agreement, and agree to release, not to sue, indemnify, hold harmless, and defend Seller, its members, partners, owners, officers, directors, employees and agents (“Indemnified Seller”) as to claims and liabilities arising from the Occurrence to the same extent as described in Article 15.

                (viii)     If Seller undertakes remediation as to any Asset in which Seller’s ownership was less than 100%, Buyer will bill the other working interest owners for their share of the remediation expenses. Regardless of whether Buyer recoups any amount from the other working interest owners, Buyer will refund to Seller, within sixty days of each Seller invoice, with documentation, any amounts expended by Seller over the amount formerly attributable to Seller’s working interest share.

            (e)    Disposal of Materials, Substances, and Wastes; Compliance with Law. Buyer will store, handle, transport, and dispose of or discharge all materials, substances, and wastes from the Assets (including produced water, drilling fluids, NORM, and other wastes), whether present before or after the Effective Time, in accordance with applicable local, state, and federal laws and regulations. Buyer will keep records of the types, amounts, and location of materials, substances, and wastes that are stored, transported, handled, discharged, released, or disposed of onsite and offsite. When any lease terminates, an interest in which has been assigned under this Agreement, Buyer will undertake additional testing, assessment, closure, reporting, or remedial action with respect to the Assets affected by the termination as is necessary to satisfy all local, state, or federal requirements in effect at that time and necessary to restore the Property or Interests.

        6.4     Remedies.

            (a)    Environmental Defects less than the Environmental Deductible. If the aggregate Environmental Defect Values of all Environmental Defect Notices timely delivered to Seller is less than or equals Five Million Dollars ($5,000,000), net to Seller’s interest (with such amount being the “Environmental Deductible”), the Environmental Defects identified in such notices will not be an Environmental Defect; accordingly, Seller will have no obligation hereunder with respect thereto and Buyer agrees to assume, and to release, not to sue, and indemnify, hold harmless, and defend Indemnified Seller from, the obligations with respect, thereto as part of the Assumed Environmental Liabilities. The “Five Million Dollars ($5,000,000), net to Seller’s Interest,” referenced in the preceding sentence is a deductible and not a threshold. The Environmental Deductible and the Title Deductible are separate and distinct and operate independently.

            (b)    Environmental Defects greater than the Environmental Deductible. If the aggregate Environmental Defect Values of all Environmental Defect Notices timely delivered to Seller exceeds the Environmental Deductible, then Seller shall be liable for only that portion of any Losses attributable thereto which exceeds the Environmental Deductible. Such excess shall be governed by Section 6.3. For example in calculating the excess, if Buyer gives Environmental Defect Notices claiming aggregate Environmental Defect Values relating to the Assets of Five Million Seven Hundred Fifty Thousand Dollars ($5,750,000), and Seller pays the agreed upon Environmental Defect Value claimed in such notices, Seller will be liable only for Seven Hundred Fifty Thousand Dollars ($750,000) of the Environmental Defect Value, i.e. the amount by which the claimed Environmental Defect Value exceeds the Environmental Deductible, and Buyer will absorb the amount of the Environmental Deductible.

        6.5     Exclusive Remedies. The rights and remedies granted each Party in this Article, together with any indemnifications set forth in Article 15 and the rights of each Party to not close pursuant to Article 11 or to terminate pursuant to Article 12, are the exclusive rights and remedies against the other Party related to any Environmental Defect or other environmental matters.

ARTICLE 7.

SELLER’S REPRESENTATIONS

        The Parties agreement with respect to title matters and environmental matters is set forth in Articles 5 and 6, respectively, and the provisions of those Articles set forth Seller’s representations with respect to title matters and environmental matters. Except for title matters and environmental matters, Seller makes the following representations as of the execution of this Agreement and as of the Closing Date for purposes of serving as conditions to Closing only and such representation shall not apply to environmental matters:

        7.1     Limited Partnership Representations.

            (a)     Seller is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to carry on its business in the States of Texas, Oklahoma, and New Mexico.

            (b)     Seller has all requisite power and authority to own the Assets, to carry on its business as presently conducted to execute, deliver, and perform this Agreement and each other agreement, instrument, or document executed or to be executed by Seller in connection with the Transaction to which it is a party and to consummate this Transaction. The execution, delivery, and performance by Seller of this Agreement and each other agreement, instrument, or document executed or to be executed by Seller in connection with the Transaction to which it is a party, and the consummation by it of the Transaction and thereby, have been duly authorized by all necessary limited liability company action of Seller.

            (c)     The execution and delivery of this Agreement does not, and the fulfillment of and compliance with the terms and conditions hereof will not, as of Closing, (i) create a lien or encumbrance on the Assets that will remain in existence after Closing, (ii) violate, or be in conflict with, any provision of Seller’s governing documents, or any provision of any statute, rule or regulation applicable to Seller or the Assets or any material lease, contract, agreement, instrument or obligation to which Seller is a party or by which Seller or the Assets are bound, or, (iii) violate, or be in conflict with any judgment, decree or order applicable to Seller.

        7.2     Authorization and Enforceability. This Agreement, the Conveyance and each other agreement, instrument or document executed or to be executed by Seller in connection with this Transaction to which it is a party constitutes, or when executed and delivered will constitute, Seller’s legal, valid and binding obligation, enforceable in accordance with their respective terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws for the protection of creditors and equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

        7.3     Liability for Brokers’Fees. Seller has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to this Transaction for which Buyer shall have any responsibility whatsoever.

        7.4     No Bankruptcy. There are no bankruptcy proceedings pending, being contemplated by Seller or, to the knowledge of Seller, threatened against Seller by any third party.

        7.5     Litigation. Except as set forth on Schedule 7.5, Seller has not received a written claim or written demand notice that has not been resolved that would adversely affect any of the Assets. Except as set forth on Schedule 7.5, there are no actions, suit, ongoing governmental investigations, written governmental inquiries or proceedings pending or, to Seller’s knowledge, threatened against Seller or any of the Assets, in any court or by or before any federal, state, municipal or other governmental agency that relate to any of the Assets, or that would affect the Seller’s ability to execute and deliver this Agreement or to consummate the Transaction.

        7.6     No Liens. Except for Permitted Encumbrances, there are no (i) judgments, transcripts of judgments or court actions, adjudicated or pending against or involving Seller, (ii) mortgages, security agreements or similar liens against or involving Seller other than those that will be released at or before Closing, (iii) no notices of unredeemed tax sales or unpaid taxes or special assessments due or delinquent filed against Seller’s interest in the Assets, and (iv) no assignments of leasehold from Seller to other parties not reflected in the materials examined which would reduce the NRI or increase the WI from what is reflected on Exhibit B.

        7.7     Judgments. There are no unsatisfied judgments or injunctions issued by a court of competent jurisdiction or other governmental agency outstanding against Seller that would be reasonably expected to materially interfere with the operation of any of the Assets, or materially affect the value of any of the Assets, or impair Seller’s ability to enter into this Agreement or consummate this Transaction.

        7.8     Intentionally Omitted.

        7.9     Compliance with Law. To Seller’s knowledge, and except as provided in Schedule 7.9, the Assets have not been operated by Seller in violation of any statute, law, ordinance, regulation, permit, rule or order of any federal, state, tribal or local government or any other governmental department or agency, or any judgment, decree or order of any court, applicable to the Assets or operations on the Assets, which remains uncured.

        7.10     Material Agreements. To Seller’s knowledge, to the extent not listed elsewhere in this Agreement and except for the Leases, unit agreements, unit operating agreements and JOAs, Seller has used commercially reasonable efforts to identify on Exhibit C a list of all agreements that are material to the ownership and operation of the Assets (with such agreements listed on Exhibit C being the “Material Agreements”). Except as noted on Exhibit C, for the period of time that Seller has owned the Assets and to Seller’s knowledge:

            (a)     the Material Agreements are in full force and effect,

            (b)     Seller has not received a written notice of material default with respect to the Material Agreements that remains uncured, and

            (c)     Seller has made all of Seller’s payments due and owing under the Material Agreements in a timely manner before the same became delinquent.

Buyer and Seller agree and acknowledge that Leases, unit agreements, unit operating agreements and JOAs are not Material Agreements.

        7.11     Governmental Permits. To Seller’s knowledge, Seller has all governmental licenses, filings and permits (including, without limitation, permits, licenses, approval registrations, notifications, exemptions and any other authorizations pursuant to Law) necessary or appropriate to own and operate the Assets as presently being owned and operated. To Seller’s knowledge, such licenses, filings and permits are in full force and effect and Seller has not received written notice of any violations in respect of any such licenses or permits that remains uncured.

        7.12     Hydrocarbon Sales Contracts. To Seller’s knowledge, Seller has listed all Hydrocarbon Sales Contracts on Schedule 7.12. Except for payments that are not material, to Seller’s knowledge, proceeds from the sale of oil, condensate, and gas from the Assets are being received by Seller in a timely manner. To Seller’s knowledge, as of the Effective Time, Seller is not having deliveries of gas from any Asset subject to a Hydrocarbon Sales Contract curtailed substantially below such property’s delivery capacity.

        7.13     Property Costs. In the ordinary course of business and to the knowledge of Seller, Seller has paid all Property Costs attributable to the period of time prior to the Effective Time and during Seller’s ownership of the Assets as such Property Costs become due, and such Property Costs are being paid in a timely manner before the same become delinquent, except such Property Costs as are being disputed in good faith by Seller in a timely manner.

        7.14     Disclosures. The matters set forth on any of the exhibits attached hereto are not necessarily matters that Seller is required to disclose or matters that would constitute a breach of any representation or warranty had such matters not been disclosed.

ARTICLE 8.

BUYER’S REPRESENTATIONS

        Buyer makes the following representations to Seller as of the execution of this Agreement and as of Closing:

        8.1     Corporate Representations.

                (i)     Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to carry on its business in the States of Texas, Oklahoma, and New Mexico.

                (ii)     Buyer has all requisite power and authority to own the Assets after Closing, to carry on its business as presently conducted to execute, deliver, and perform this Agreement and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the Transaction to which it is a party and to consummate this Transaction. The execution, delivery, and performance by Buyer of this Agreement and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the Transaction to which it is a party, and the consummation by it of the Transaction and thereby, have been duly authorized by all necessary corporate action of Buyer.

                (iii)     The execution and delivery of this Agreement does not, and the fulfillment of and compliance with the terms and conditions hereof will not, as of Closing, (i) violate, or be in conflict with, any provision of Buyer’s governing documents, or any provision of any statute, rule or regulation applicable to Buyer or any material lease, contract, agreement, instrument or obligation to which Buyer is a party or by which Buyer is bound, or (ii) violate, or be in conflict with any judgment, decree or order applicable to Buyer.

        8.2     Authorization and Enforceability. The execution, delivery and performance of this Agreement and this Transaction have been duly and validly authorized by all requisite action on behalf of Buyer. This Agreement and each other agreement, instrument, or document executed or to be executed by Buyer in connection with this Transaction to which it is a party constitutes, or when executed and delivered will constitute, Buyer’s legal, valid and binding obligation, enforceable in accordance with their respective terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws for the protection of creditors and equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

        8.3     Liability for Brokers’Fees. Buyer has not incurred any liability, contingent or otherwise, for brokers’or finders’ fees relating to this Transaction for which Seller shall have any responsibility whatsoever.

        8.4     Litigation. There is no action, suit, proceeding, claim or investigation by any person, entity, administrative agency or governmental body pending or, to Buyer’s knowledge, threatened against it before any governmental authority that impedes or is likely to impede Buyer’s ability to consummate this Transaction and to assume the liabilities to be assumed by Buyer under this Agreement, including without limitation, the Assumed Liabilities.

        8.5     Financial Resources. Buyer has or will have as of the Closing Date the financial resources available to close the Transaction.

        8.6     Securities Laws, Access to Data and Information. Buyer is familiar with the Assets and it is a knowledgeable, experienced and sophisticated investor in the oil and gas business. Buyer understands and accepts the risks and absence of liquidity inherent in ownership of the Assets. Buyer acknowledges that the Assets are or may be deemed to be “securities” under the Securities Act of 1933, as amended (the “Securities Act”), and certain applicable state securities or Blue Sky laws and that resales thereof may therefore be subject to the registration requirements of such acts. The Assets are being acquired solely for Buyer’s own account for the purpose of investment and not with a view to resale, distribution or granting a participation therein.

        8.7     Buyer’s Evaluation.

            (a)    Records. Buyer is experienced and knowledgeable in the oil and gas business and is aware of its risks. Buyer acknowledges that Seller is making available to it the Records and the opportunity to examine, to the extent it deems necessary in its sole discretion, all real property, personal property and equipment associated with the Assets. Except for the representations of Seller contained in this Agreement, Buyer acknowledges and agrees that Seller has not made any representations or warranties, express or implied, written or oral, as to the accuracy or completeness of the Records or any other information relating to the Assets furnished or to be furnished to Buyer or its representatives by or on behalf of Seller, including without limitation any estimate with respect to the value of the Assets, estimates of when “payout” will occur for a particular Asset, estimates or any projections as to reserves and/or events that could or could not occur, future operating expenses, future workover expenses and future cash flow.

            (b)    Independent Evaluation. In entering into this Agreement, Buyer acknowledges and affirms that it has relied and will rely solely on the terms of this Agreement and the Exhibits and Schedules to this Agreement and upon its independent analysis, evaluation and investigation of, and judgment with respect to, the business, economic, legal, tax or other consequences of this Transaction including its own estimate and appraisal of the extent and value of the petroleum, natural gas and other reserves of the Assets, the value of the Assets and future operation, maintenance and development costs associated with the Assets. Buyer owns and operates other oil and gas properties similar in nature and kind to the Assets and is aware of the geologic factors and risks associated with operating oil and gas wells in the area of the Assets. Accordingly, Buyer assumes the risk of the downhole condition of the Wells. Except as expressly provided in this Agreement, Seller shall not have any liability to Buyer or its affiliates, agents, representatives or employees resulting from any use, authorized or unauthorized, of the Records or other information relating to the Assets provided by or on behalf of Seller.

            (c)    Waiver of Deceptive Trade Practices Acts. Buyer waives its rights under the Deceptive Trade Practices Act Section 17.41 et seq., Texas Business & Commerce Code, a law that gives consumers special right, and under similar statutes adopted in other states, to the extent they have any applicability to the transactions contemplated by this Agreement. After consultation with an attorney of its selection, Buyer consents to this waiver.

            (d)    Disclaimer. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND THE ASSIGNMENT, THE ASSETS ARE TO BE SOLD AND ACCEPTED BY BUYER AT CLOSING “AS IS, WHERE IS AND WITH ALL FAULTS” AND SELLER MAKES NO WARRANTY OR REPRESENTATION OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN FACT OR BY LAW, WITH RESPECT TO THE ORIGIN, QUALITY, CONDITION OR SAFETY OF ANY EQUIPMENT OR OTHER PERSONAL PROPERTY, TITLE TO PERSONAL OR MIXED PROPERTY, TITLE TO REAL PROPERTY, COMPLIANCE WITH GOVERNMENTAL REGULATIONS OR LAWS, MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSES, CONDITION, QUANTITY, VALUE OR EXISTENCE OF RESERVES OF OIL, GAS OR OTHER MINERALS PRODUCIBLE OR RECOVERABLE FROM THE LEASES, UNITS OR WELLS, OR OTHERWISE. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND THE ASSIGNMENT, ALL WELLS, PERSONAL OR MIXED PROPERTY, DATA, RECORDS, MACHINERY, EQUIPMENT AND FACILITIES COMPRISING THE ASSETS OR SITUATED THEREON OR APPURTENANT THERETO, ARE TO BE CONVEYED BY SELLER AND ACCEPTED BY BUYER PRECISELY AND ONLY “AS IS, WHERE IS” AND WITHOUT RECOURSE AGAINST SELLER.

            (e)    Acknowledgement. Buyer acknowledges that the Assets have been used for oil and gas drilling and producing operations, transportation or gathering operations, related oil field operations and possibly the storage and disposal of waste material incidental to or occurring in connection with such operation, and that physical changes in land may have occurred as a result of such uses and that Buyer has entered into this Agreement on the basis of Buyer’s own investigation or right to investigate, the physical condition of the Assets. Buyer is acquiring the Assets precisely and only in an “as is and where is” condition and assumes the risk that adverse physical conditions including, but not limited to, the presence of unknown abandoned or unproductive oil wells, gas wells, equipment, pits, landfills, flowlines, pipelines, water wells, injection wells and sumps which may or may not have been revealed by Buyer’s investigation, are located thereon or therein, and whether known or unknown to Buyer as of Closing. Subject to the other provisions of this Agreement, Buyer agrees to assume full responsibility for compliance with all obligations attributable in any way to the Assets, and all laws, orders, rules and regulations concerning all of such conditions, known or unknown, and, subject to the other provisions of this Agreement, further agrees to defend, indemnify and hold Seller harmless from and against same, including but not limited to, any Claims arising from, or in connection with, or otherwise relating to, Environmental Laws, regardless of the sole, joint, concurrent or comparative negligence (but not Seller’s gross negligence or willful misconduct), strict liability, regulatory liability, statutory liability, breach of contract, breach of warranty, or other fault or responsibility of Seller or any other person or party.

ARTICLE 9.

COVENANTS AND AGREEMENTS

        9.1     Covenants and Agreements of Seller. Seller covenants and agrees with Buyer as follows:

            (a)    Intentionally Omitted.

            (b)    Audited Financial Statements. Seller acknowledges that WPC will be required to include audited financial statements of the Assets in a Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) and in any registration statement that WPC may file with the SEC pursuant to the Securities Act of 1933. Seller, at Buyer’s expense, shall use its best efforts to provide Buyer on or before August 22, 2005 with audited financial statements of the Assets for the last quarter of 2003, calendar year 2004 and the first two quarters of 2005 (the “Required Financial Statements”), which are necessary for compliance, in form and content, with the applicable financial statement requirements of Rule 3-05 of SEC Regulation S-X as modified by a June 1, 2005 letter from the staff of the SEC to counsel for WPC, Foley & Lardner LLP. Seller shall cooperate with the independent auditors selected and retained by Seller (which auditors may include without limitation KPMG, LLP and Ernst and Young) (but for which such auditor fees shall be paid by Buyer) to audit the Required Financial Statements and shall use commercially reasonable efforts to cause such independent auditors to consent to including such independent auditors’ report with respect to the Required Financial Statements in such Form 8-K and any such registration statement filed by WPC with the SEC.

            (c)    Operations Prior to Closing. From the date of execution hereof to the Closing, in addition to the requirements set forth in Section 9.1(e), Seller will operate the Assets consistent with past practices, or where Seller is not the Operator of an Asset, will continue its actions as a non-operator in the ordinary course of its business.Seller agrees to maintain the insurance now in effect with respect to the Assets through the date of Closing. From the date of execution of this Agreement to the Closing Date, and subject to adjustment as provided in Section 3, Seller shall pay or cause to be paid its proportionate shares of all Property Costs incurred in connection with the ownership or operations of the Assets. Prior to each month, the Operating Committee, as hereafter defined, shall agree to proposed activities and major capital expenditures that could reasonably be expected to cost in excess of $100,000 per activity (except in case of an emergency) net to Seller’s interests to be conducted on the Assets in such month and Seller will further keep Buyer timely informed of all matters it considers in good faith to be material developments affecting any of the Assets. In the event the parties cannot reach agreement on a proposed activity or capital expenditures, then the Seller can in good faith spend discretionary cash flow on any project to develop the proved reserves stated in the Netherland, Sewell & Associates reserve report as of July 1, 2005. Without expanding any obligations which Seller may have to Buyer, it is expressly agreed that Seller shall never have any liability to Buyer with respect to operation of an Asset greater than that which it might have as the operator to a non-operator under the applicable operating agreement (or, in the absence of such an agreement, under the AAPL 610 (1989 Version) form Operating Agreement), IT BEING RECOGNIZED THAT, UNDER SUCH AGREEMENTS AND SUCH FORM, THE OPERATOR IS NOT RESPONSIBLE FOR ITS OWN NEGLIGENCE, AND HAS NO RESPONSIBILITY OTHER THAN FOR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

            (d)    Restriction on Operations. Except in the case of an emergency, Seller will promptly inform Buyer of all requests for commitments to expend funds in excess of $100,000 with respect to the Assets, other than current activities for drilling, completions, recompletions, refracs or other well service units to the extent set forth on the Cap Ex Budget. Without the prior written consent of Buyer, subject to Section 9.1(e), Seller shall not:

                (i)     commit to or incur any expenditures in excess of $100,000 (net to Seller’s interest) with respect to any part of the Assets, except for routine expenses incurred in the normal operations of the wells or for emergency events requiring immediate action to protect life or preserve the Assets;

                (ii)     make any nonconsent elections with respect to operations affecting the Assets,

                (iii)     abandon any Well or release (or permit to terminate), or modify or reduce its rights under all or any portion of any of the Leases, unless the cost to abandon such well is projected to cost less than $10,000 and is necessary to comply with governmental regulations,

                (iv)     modify or terminate any of the Material Agreements or waive or relinquish any right thereunder,

                (v)     agree to any renegotiated price, take or other terms under existing gas purchase agreements which are not terminable within thirty (30) day’s notice,

                (vi)     agree to any credit or prepayment arrangement that would reduce the share of gas deliverable with respect to the Assets following the Effective Time,

                (vii)     enter into any agreement or instrument for the sale, treatment, or transportation of production from the Assets (except for sales agreements terminable on no more than thirty (30) days’ notice),

                (viii)     encumber, sell or otherwise dispose of any of the Assets, other than personal property that is replaced by equivalent property or consumed in the normal operation of the Assets, or is equipment which was worthless or not usable consistent with its manufactured and intended use or for Hydrocarbons produced from the Assets, and

                (ix)     except where necessary to prevent the termination of a Lease or Material Agreement governing Seller’s interest in the Assets, propose (A) the drilling of any additional wells, (B) the deepening, plugging back or reworking of any Well, (C) the conducting of any other operations which require consent under the applicable operating agreement, or (D) the conducting of any other operations other than the normal operation of the existing wells on the Assets.

            (e)    Capital Expenditure Program. In addition to the covenants set forth in Sections 9.1(c) and (d), Seller agrees to continue to follow the development program for the Assets for 2005 described in the capital expenditure budget set forth in Schedule 9.1(e) (the “Cap Ex Budget”). Seller and Buyer agree to appoint representatives to an operating committee (the “Operating Committee”) that will meet not less than monthly prior to Closing to monitor compliance with the Cap Ex Budget, to review the status of the development program and discuss any modifications thereof, and to mutually agree as to any future expenditures as provided in Section 9.1(c).

            (f)    Notification of Claims. Seller shall promptly notify Buyer of any suit, action or other written proceeding before any court or governmental agency and any cause of action that relates to the Assets or that might, in Seller’s reasonable judgment, result in impairment or loss of Seller’s title to any portion of the Assets or the value thereof or that might hinder or impede the operation of the Leases arising or threatened prior to the Closing.

            (g)    Existing Relationships. Prior to the Closing, Seller shall not introduce any new method of management, operation or accounting with respect to the Assets and shall use all reasonable efforts to preserve its relationships with customers, suppliers, distributors, contractors, operators, non-operators, royalty owners, and others having business dealings with it in connection with the Assets.

            (h)    Consents. For the purposes of obtaining the written consents required in this Section 9.1, Buyer designates the person set forth in Section 16.2. Such consents may be obtained in writing by overnight courier or given by telecopy or facsimile transmission.

            (i)    LP Status. Seller shall maintain its limited partnership company status from the date hereof until Closing and through the final settlement to assure that as of the Closing Date and the final settlement, Seller will not be under any material legal or contractual restriction that would prohibit or delay the timely consummation of this Transaction.

            (j)    No Liens. Seller shall deliver releases of any mortgages at Closing, in form and substance satisfactory to Buyer.

            (k)    No Negotiation. Until the Closing or the earlier termination of this Agreement, Seller will not (i) solicit, directly or indirectly, any offer to acquire any of the Assets, or (ii) enter into any negotiations with, or enter into any agreement that provides for acquisition of the Assets, or any portion thereof, by a person other than Buyer.

            (l)    Amendment of Exhibits and Schedules. Seller will, promptly upon becoming aware of any fact, matter, circumstance or event after the date hereof but prior to the Closing (a “Post-Signing Event”), requiring supplementation or amendment of Seller’s Exhibits or Schedules attached to this Agreement, supplement or amend such Exhibits or Schedules to reflect any Post-Signing Event, which, if existing, occurring or known on the date of this Agreement, would have been required to be set forth or described in such Exhibits or Schedules EXCEPT AND EXCLUDING (a) changes resulting from general economic, financial or market conditions, (b) the taking of any action by any governmental entity in respect of monetary or fiscal affairs, or (c) the announcement of the execution of this Agreement (“Exhibit Revisions”, or “Exhibit Revision” in the singular form). All supplements and amendments to the Exhibits or Schedules provided by the Seller shall (i) amend or supplement the representations and warranties (and corresponding Exhibits and Schedules) made as of the date hereof and (ii) shall be given effect for the purpose of determining (A) satisfaction of the conditions set forth in Article 11 of this Agreement and (B) compliance by the Seller with its covenants, representations, warranties and agreements set forth herein. If any Exhibit Revision creates a Material Adverse Effect (as defined below) and Buyer has asserted such Material Adverse Effect in writing to Seller by Closing, Buyer and Seller shall equally bear the actual costs resulting from the facts or circumstances of such Exhibit Revision. Any disputes as to the existence or amount of any asserted Material Adverse Effect shall be submitted to arbitration pursuant to Section 15.6. Said adjustment shall be made at Closing pursuant to Section 3.4 if actual costs are known by Closing. Any further adjustments after Closing shall be made between the parties after Buyer has submitted an invoice and adequate support for such actual costs and Seller shall promptly pay the amount of such adjustment to Buyer. Buyer may use reasonable estimates when asserting a Material Adverse Effect but if the actual costs for the asserted Material Adverse Effect are less than or equal to Ten Million Dollars ($10,000,000.00), then no Material Adverse Effect shall exist as to such Exhibit Revision. As used herein, “Material Adverse Effect” means with respect to each Exhibit Revision, when used in connection with Seller, a material adverse effect (which exceeds Ten Million Dollars ($10,000,000.00)) on the Assets or on the business, financial condition or results of operations of Seller taken as a whole. Any third party claims underlying the amount of any Material Adverse Effect may not be settled by Buyer without Seller’s prior written approval. If the cause underlying the Exhibit Revision is, or results in, suits or legal, equitable, arbitrative or administrative proceeding (collectively, “Lawsuit”), Buyer shall endeavor to give written notice of such Lawsuit to Seller as soon as is practicable. If Seller or its counsel so requests, Buyer shall furnish Seller with copies of all pleadings and other information with respect to such Lawsuit. At the election of Seller made within fifteen (15) days after receipt of such notice, Buyer shall permit Seller to assume control of such Lawsuit, including the determination of all appropriate actions, the negotiation of settlements on behalf of Buyer, and the conduct of litigation through attorneys of Seller’s choice; provided, however, that any settlement of the Lawsuit by Seller may not result in any liability or cost to Buyer without its prior written consent. If Seller elects to assume control, (i) any expense incurred by Buyer thereafter for investigation or defense of the matter shall be borne by Buyer, and (ii) Seller shall give all reasonable information and assistance, other than pecuniary, that Buyer shall deem necessary to the proper defense of such Lawsuit.

            (m)    Retention Bonuses.

                (i)     Attached hereto as Schedule 9.1(m)(i) is a list of Seller’s employees and professional consultants, except for Jack Hightower, Bruce Selkirk, Rodney Woodard, John Benfatti and Vince Borrello. Effective as of the Closing Date, Seller shall terminate all of the employees listed on Schedule 9.1(m)(ii). Buyer, in its sole discretion, may extend an offer of employment commencing on the Closing Date to any of the employees listed on Schedule 9.1(m)(ii). Such offers shall be made on or before September 1, 2005 and shall be contingent upon the closing of the Transaction with an acceptance deadline of September 15, 2005. If Buyer chooses to extend offers to any of Seller’s employees listed on Schedule 9.1(m)(ii), those offers shall be pursuant to a letter mutually agreeable to Buyer and Seller which shall provide (A) that Buyer shall not move such employee’s primary place of service to a location greater than fifty (50) miles from Midland, Texas; (B) for base salary or hourly wage at least equal to the employee’s regular base salary or hourly wage level in effect for such employee as of the Effective Time; (C) that such employee shall keep substantially the same job title and responsibilities that such employee had with Seller as of the Effective Time as set forth on Schedule 9.1(m)(i), and that such employee shall be entitled to participate in any benefit programs and incentive plans applicable to similarly situated employees of Buyer or WPC on the same basis as such benefits and plans are customarily made available by Buyer or WPC from time to time, including without limitation all employee retirement, bonus, insurance, vacation, sick leave, long-term disability and other benefit programs, and any option or other equity incentive plans, as such benefits and plans may be modified, amended or terminated from time to time, and such other terms and conditions as set forth in Section 9.1(n) below; (D) that such employee agrees and acknowledges that he or she is not entitled to receive any additional consideration from Seller, including but not limited to payments for compensation or accrued but unused vacation or any other benefits; (E) that in the event such employee voluntarily terminates his or her employment with Buyer or is terminated by Buyer for “cause” (as hereinafter defined) prior to the one (1) year anniversary of such employment with Buyer, then such employee forfeits any rights to his or her Retention Bonus; and (F) that in the event such employee’s employment is terminated by Buyer other than for “cause” at any time prior to the one (1) year anniversary of employment with Buyer, then such employee shall immediately be entitled to receive the full amount of the Retention Bonus and any severance payable under benefit plans or programs then maintained by Buyer for the benefit of its employees. As used herein, “cause” shall mean the commission of fraud or willful misconduct by such employee.

                (ii)     In any such case in which an offer of employment is extended by Buyer, Seller agrees that the payment of any retention bonus (the “Retention Bonuses”) by Buyer to such employee shall be conditioned upon the employee’s acceptance of Buyer’s offer of employment and remaining an employee of Buyer for a period of not less than one (1) year from the date such employment commences in order to be paid such bonus. The total amount of Retention Bonus payable by Buyer to each employee is set forth on Schedule 9.1(m)(ii). The total amount of Retention Bonuses payable to employees that accept Buyer’s offer of employment shall constitute a downward adjustment to the Purchase Price at Closing. Following Closing, Buyer shall be responsible for the payment of such Retention Bonuses, shall pay the applicable Retention Bonuses on the one (1) year anniversary of the date of employment of such employee with Buyer, and shall indemnify Seller from and against any liability for its failure to properly pay Retention Bonuses. Seller will, at its discretion and/or subject to certain employment agreements, pay certain employees on Schedule 9.1(m)(ii) bonuses in addition to the Retention Bonuses. For a period of one (1) year following Closing, Seller agrees not to hire any of the individuals listed on Schedule 9.1(m)(ii) that receive and accept employment offers from Buyer. During the period beginning one (1) year following Closing and ending two (2) years following the Closing, Seller agrees not to initiate contact with any of the individuals listed on Schedule 9.1(m)(ii) that receive and accept employment offers from Buyer for the purpose of hiring or offering to hire such individual; provided, however, that the foregoing shall not prohibit Seller from hiring, offering to hire or otherwise communicating with any such individual if such individual initiates such discussions with Seller. Notwithstanding anything to the contrary in this Agreement including the payment of any Retention Bonus, the employees hired by Buyer pursuant to this Section 9.1(m) shall be entitled to participate in and receive the benefits of any severance plan of WPC or Buyer as then in effect.

            (n)    Employee Matters. In addition to the provisions relating to Retention Bonuses set forth above, any current employee of Seller hired by Buyer (a “Hired Employee”) within thirty (30) days of Closing, shall be granted by Buyer substantially similar employee benefits to those offered to similarly situated employees of Buyer and all rights to the amount of annual vacation such Hired Employee would have been entitled to from Seller as of the Effective Time had such Hired Employee continued in Seller’s employ. Buyer shall waive, or cause to be waived, any waiting period, pre-existing condition exclusion, actively-at-work requirement or other restriction under any of Buyer’s employee benefit plans and programs (other than Buyer’s flex benefits, life insurance and long-term disability plans, which have a 30-day waiting period that cannot be waived) that would prevent immediate and full participation of any Hired Employee under such plans effective as of the Closing Date. Buyer shall provide, or cause to be provided, full credit for any co-payments, deductibles, or similar payments, including without limitation payments towards out-of-pocket maximums, made or incurred by a Hired Employee or his or her eligible dependents prior to Closing for the plan year in which the Closing occurs, for purposes of any plan in which any Hired Employee or his or her eligible dependents is eligible to participate after Closing. Buyer shall recognize for all Hired Employees, service back to the individual’s original hire date with Seller, including service with any predecessor of Seller or other former employer for which such Hired Employee receives credit under Seller’s plans and programs, and Buyer shall credit the individual with all service so recognized by Seller for all purposes under the plans, programs and arrangements covering the Hired Employees following Closing. Further, for purposes of the preceding sentence, Buyer shall deem any Hired Employee to have not less than three (3) years of service with Buyer from the commencement of such employee’s employment with Buyer. Buyer further agrees that it will credit each Hired Employee with any accrued but unused vacation and sick leave that the Hired Employee had with the Seller as of the Closing Date.

            (o)    Insurance. Seller will maintain through the Closing Date, with respect to the Assets, the insurance coverage described on Schedule 9.1(o).

            (p)    Hedges. Other than those put on by Buyer, at Closing, there will be no outstanding hedges with respect to the Assets for which Buyer will be responsible.

            (q)    Purchase of Deep Rights. Seller has been considering the purchase of certain deep rights (Queen 6 and below) in a Lease in the North Ward Estes Field known as the “HSA Lease” from the owners of such deep rights. If prior to Closing or within 2 years after the Closing Date, Seller acquires such deep rights either before or after Closing, Seller shall notify Buyer in writing of such acquisition, specifying the purchase price and the other terms and conditions of the acquisition, and Buyer shall have the option, exercisable in writing within thirty (30) days of Buyer’s receipt of Seller’s notice, to elect to acquire such interests from Seller for the same purchase price and subject to the same terms and conditions.

            (r)    Netherland Sewell Reports. Buyer has obtained all necessary Netherland Sewell engineering reports with respect to the Assets. Seller shall use commercially reasonable efforts to cause Netherland Sewell to consent to including such reports in WPC’s SEC filings, provided however, that any expenses incurred in obtaining such consent shall be Buyer’s responsibility with payment to be made directly from Buyer to Netherland Sewell.

            (s)    Permits. Seller shall use reasonable best efforts to cause all permits, licenses, approval registrations and other authorizations pursuant to Law relating to the Assets to be transferred to Buyer. Seller shall not be obligated to expend any funds in obtaining such transfers other than fees and expenses of Seller’s counsel, and if Seller incurs any expenses (other than fees and expenses of Seller’s counsel) in connection with such transfers on Buyer’s behalf, at Seller’s option, will prepay or immediately reimburse Seller after Seller incurs such expenses.

        9.2     Covenants and Agreements of Buyer. Buyer covenants and agrees with Seller as follows:

            (a)    Intentionally Omitted.

            (b)    Entity Status. Buyer shall maintain its corporate status from the date hereof until the Closing Date and the final settlement, and use all reasonable efforts to assure that as of the Closing Date and the final settlement it will not be under any material legal or contractual restriction that would prohibit or delay the timely consummation of this Transaction.

            (c)    Replacement Bonds and Instruments. At Closing, Buyer shall provide replacement instruments for each bond or similar contingent obligation given by Seller securing its, or its contract operator’s, obligations relating to the Assets, set forth on Schedule 9.2(c) (collectively, the “Instruments”). As soon as practical after Closing, Buyer (with reasonable assistance of Seller as requested by Buyer) shall use its best efforts to obtain the release of the Assets and/or Seller from the Instruments.

            (d)       NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, Buyer has performed certain environmental due diligence and as of the date of this Agreement, except as set forth on Schedule 9.2 (d), there are no known Environmental Defects nor to Buyer’s knowledge any facts or information that could give rise to such defects. Accordingly, Buyer hereby waives its rights to assert any Environmental Defects except those Environmental Defects (i) which Buyer can show arose after August 1, 2005 and before the Closing of this transaction and which are presented to Seller by proper notice as provided herein prior to Closing and (ii) those set forth on Schedule 9.2 (d) .

        9.3     Covenants and Agreements of the Parties. The Parties covenant and agree as follows:

            (a)    Confidentiality. If the Transaction closes on the Closing Date or such later date as agreed to by the parties, the provisions of this Section supersede and replace the terms and conditions of the Confidentiality Agreement previously signed by the Parties. All data and information, whether written, electronic or oral, obtained from Seller in connection with this Transaction, including the Records, whether obtained by Buyer before or after the execution of this Agreement, and data and information generated by Buyer in connection with the Transaction (collectively, the “Information”), is deemed by the Parties to be confidential and proprietary to Seller. Until the Closing (and for a period of two (2) years if Closing should not occur for any reason), except as permitted by Section 16.5 or as required by law, Buyer and its officers, agents and representatives will hold in strict confidence all Information, except any Information which: (1) at the time of disclosure to Buyer by Seller is in the public domain; (2) after disclosure to Buyer by Seller becomes part of the public domain by publication or otherwise, except by breach of this commitment by Buyer; (3) Buyer can establish by competent proof was rightfully in Buyer’s possession at the time of disclosure to Buyer by Seller; (4) Buyer rightfully receives from third parties free of any obligation of confidence; or (5) is developed independently by Buyer without the Information, provided that the person or persons developing the data shall not have had access to the Information.

            (b)    Return of Information. If the Transaction does not close on the Closing Date, or such later date as agreed to by the Parties, the Confidentiality Agreement previously signed by the Parties shall remain in effect pursuant to the provisions thereof and Buyer shall (i) return to Seller all copies of the Information in possession of Buyer obtained pursuant to any provision of this Agreement, which Information is at the time of termination required to be held in confidence pursuant to Section 9.3(a); (ii) not utilize or permit utilization of the Information to compete with Seller; and (iii) delete all electronic files and destroy any and all notes, reports, studies or analyses based on or when incorporating the Information. The terms of Section 9.3(a), (b) and (c) shall survive termination of this Agreement.

            (c)    Injunctive Relief. Buyer agrees that Seller will not have an adequate remedy of law if Buyer violates any of the terms of Sections 9.3(a) and/or (b). In such event, Seller will have the right, in addition to any other it may have, to obtain injunctive relief to restrain any breach or threaten breach of the terms of Sections 9.3(a) and/or (b), or to obtain specific enforcement of such terms.

            (d)    Cure Period for Breach. If any Party believes any other Party has breached the terms of this Agreement, the Party who believes the breach has occurred shall give written notice to the breaching Party of the nature of the breach and give the breaching Party 48 hours to cure. Notwithstanding the foregoing, this Subsection 9.3(d) shall not apply to breach of the Parties’ obligations at Closing and shall not operate to delay Closing.

            (e)    Notice of Breach. If either Seller or Buyer develops or possesses information that leads it to believe that the other Party may have breached a representation or warranty under this Agreement, that Party shall promptly inform the other Party of such potential breach so that it may attempt to remedy or cure such breach prior to Closing.

            (f)    Regulatory Matters. The Parties understandings with respect to certain regulatory matters are set forth on Schedule 9.3(f).

        9.4     Covenants and Agreements of WPC and Seller as to WPC Shares. WPC and Seller covenant and agree with each other as follows:

            (a)    Form S-4 Registration Statement. WPC shall use commercially reasonable efforts to (i) maintain the effectiveness of the Registration Statement on Form S-4 (Reg. No. 333-121614) registering 3,250,000 shares of Common Stock filed by WPC with the SEC on December 23, 2004 and declared effective by the SEC on January 14, 2005 (the “Registration Statement”) until the sale of all of the WPC Shares pursuant to the Registration Statement, and (ii) prepare and file, as WPC shall determine may be required under the Securities Act and the rules and regulations thereunder, a prospectus supplement or supplements to the prospectus contained in the Registration Statement or a post-effective amendment or amendments to the Registration Statement and, with respect to any post-effective amendment, cause such post-effective amendment to be declared effective by the SEC. The issuance and sale of the WPC Shares shall be registered pursuant to the Registration Statement. WPC shall (i) notify the Seller, promptly after it shall receive notice thereof, of the time when a supplement to any prospectus forming a part of the Registration Statement has been filed, (ii) notify the Seller promptly of any request by the SEC for the amending or supplementing of the Registration Statement or prospectus or prospectus supplement or for additional information, (iii) prepare and file with the SEC, promptly upon the request of the Seller, any amendments or supplements to the Registration Statement or prospectus or prospectus supplement which, in the opinion of counsel for the Seller and consented to by WPC (which consent shall not be unreasonably withheld), is required under the Securities Act or the rules and regulations thereunder in connection with the distribution of the WPC Shares by the Seller, (iv) prepare and promptly file with the SEC and promptly notify the Seller of the filing of such amendment or supplement to the Registration Statement or prospectus or prospectus supplement as may be necessary to correct any statements or omissions if, at the time when a prospectus relating to such securities is required to be delivered under the Securities Act, any event shall have occurred as the result of which any such prospectus or any other prospectus or prospectus supplement as then in effect would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading, (v) advise the Seller, promptly after WPC shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of the Registration Statement or the initiation or threatening of any proceeding for that purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued, and (vi) furnish the Seller such reasonable number of copies of the Registration Statement, prospectus (preliminary and final) and such other documents as the Seller may reasonably request to facilitate the sale of such securities. Notwithstanding any of the foregoing, in connection with the Registration Statement, the Seller agrees that WPC shall have the right upon prior written notice to Seller to suspend sales of WPC Shares under the Registration Statement for up to two (2) non-consecutive 60-day periods if WPC determines in good faith that such sales would materially delay or interfere with any pending financing, acquisition, corporate restructuring or other transaction involving WPC or its subsidiaries or would require WPC to disclose material nonpublic information. The Seller shall cooperate with all reasonable requests by WPC necessary to effectuate any post-effective amendment or amendments to the Registration Statement or any prospectus or prospectus supplement forming a part of the Registration Statement.

            (b)    Selling Expenses. The Seller shall bear all broker and dealer charges and commissions and counsel fees and expenses of the Seller in connection with the sale of the WPC Shares by the Seller.

            (c)    Lockup. To induce WPC to enter into this Agreement and consummate the transactions contemplated hereby, the Seller agrees that prior to January 1, 2006 it will not, without the prior written consent of WPC, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any WPC Shares or any securities convertible into or exchangeable or exercisable for Common Stock, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition (collectively, the “Lock-Up Securities”) or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-Up Securities, whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise. The Seller acknowledges that the certificates representing the WPC Shares will bear a legend with respect to the restrictions contemplated by this Section 9.4(c) substantially in the form of the following: “The securities represented by this certificate are subject to restrictions on resale in accordance with a Purchase and Sale Agreement, dated as of July 1, 2005, by and among Celero Energy, LP, Whiting Oil and Gas Corporation and Whiting Petroleum Corporation.”

            (d)    NYSE Listing. WPC shall use commercially reasonable efforts to cause the WPC Shares to be approved for listing on the New York Stock Exchange prior to the Closing Date, subject to official issuance of notice.

            (e)    WPC Information. The Seller represents that it has such knowledge and experience in financial and business matters, including matters related to the transactions contemplated by this Agreement, that the Seller is capable of evaluating the risks and merits of the transactions contemplated hereby, including an investment in the Common Stock to be received by the Seller pursuant to this Agreement and is able to bear the economic risk inherent in holding such Common Stock. The Seller acknowledges that it and its advisors have been given access to documents filed by WPC with the SEC and that on May 3, 2005 WPC provided the Seller with a copy of the prospectus, dated January 14, 2005, that constitutes a part of the Registration Statement. The Seller further acknowledges that it and its representatives have been given the opportunity, a reasonable time prior to the date hereof, (i) to ask questions and to receive satisfactory answers concerning the Common Stock to be acquired hereunder and (ii) to obtain such additional information as is or may be necessary for the Seller to verify the accuracy of any such information.

ARTICLE 10.

TAX MATTERS

        10.1     Apportionment of Tax Liability. “Taxes” shall mean all ad valorem, property, production, excise, net proceeds, severance and all other taxes and similar obligations assessed against the Assets or based upon or measured by the ownership of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom, other than income taxes. All Taxes based on or attributable to the ownership of, or based on production of hydrocarbons shall be deemed attributable to the period during which such production occurred. All Taxes for all taxable periods that begin before and end after the Effective Time shall be prorated between Buyer and Seller as of the Effective Time. The apportionment of Taxes between the Parties shall take place in the Preliminary Statement and Settlement Statement, using estimates of such Taxes if actual numbers are not available. Subject to the provisions of Section 15.3, Taxes are considered part of the Property Costs.

        10.2     Calculation of Tax Liability. Consistent with Section 10.1, and based on the best current information available as of Closing, the proration of Taxes shall be made between the Parties as an adjustment to the Purchase Price pursuant to Section 3.4 and thereafter pursuant to the provision of Section 15.3.

        10.3     Tax Reports and Returns. For the tax period in which the Effective Time occurs, Seller agrees to immediately forward to Buyer any such tax reports and returns received by Seller after Closing and provide Buyer with appropriate information which is necessary for Buyer to file any required tax reports and returns related to the Assets. Buyer agrees to file all tax returns and reports applicable to the Assets that are required to be filed after the Closing, and pay all required Taxes payable with respect to the Assets subject to the provisions of Sections 10.1 and 15.3. If Seller has withheld any monies for third parties for Taxes, Sellers shall remit such monies to Buyer within three months of Closing, and Buyer shall then assume the responsibility and liability for the payment of such Taxes for and on behalf of such third parties.

        10.4     Sales Taxes. Buyer shall be liable for and shall indemnify Seller for, any sales and use taxes, conveyance, transfer and recording fees and mortgage stamps, real estate transfer stamps or taxes that may be imposed on any transfer of the Assets pursuant to this Agreement. However, if required by applicable law, Buyer shall, in accordance with applicable law, calculate and Seller will remit any sales or similar taxes that are required to be paid as a result of the transfer of the Assets to Buyer and Buyer shall promptly reimburse Seller therefor. If Seller receives notice that any sales and/or use taxes are due, Seller shall promptly forward such notice to Buyer for handling.

ARTICLE 11.

CONDITIONS PRECEDENT TO CLOSING

        11.1     Seller’s Conditions Precedent. The obligations of Seller at the Closing are subject, at the option of Seller, to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:

                (i)     Except for representations already qualified by “material” or “materiality” in which case such representations must be true and accurate in all respects when made and at Closing when serving as a condition to Closing, all representations and warranties of Buyer and WPC contained in this Agreement are true in all material respects (considering this Transaction as a whole) at and as of the Closing in accordance with their terms as if such representations and warranties were remade at and as of the Closing, and except for covenants and agreements qualified by “material” or “materiality” in which case such covenants and agreements must be performed and complied with in all respects by Buyer and WPC prior to or at the Closing, Buyer and WPC have performed and complied with all covenants and agreements required by this Agreement to be performed and complied with by Buyer and WPC prior to or at the Closing in all material respects, and Buyer and WPC shall deliver a certificate to Seller confirming the foregoing;

                (ii)     No order has been entered by any court or governmental agency having jurisdiction over the Parties or WPC or the subject matter of this Agreement that restrains or prohibits this Transaction and that remains in effect at the time of Closing;

                (iii)     The aggregate of Purchase Price adjustments for Title Defects, Environmental Defects, and Assets excluded under Article 6 do not exceed 10% of the unadjusted Purchase Price;

                (iv)     The aggregate Environmental Defects do not exceed Ten million dollars ($10,000,000); and

                (v)     Buyer shall not have asserted a Material Adverse Effect for Exhibit Revisions.

If the above conditions (i) or (ii) are not met through no fault of Seller or waived, this Agreement may be terminated at the option of Seller. If conditions (iii), (iv) or (v) above are not met or waived, this Agreement may be terminated at the option of Seller. Article 12 shall govern said termination.

        11.2     Buyer’s and WPC’s Conditions Precedent. The obligations of Buyer and WPC at the Closing are subject, at the option of Buyer and WPC, to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:

                (i)     Except for representations already qualified by “material” or “materiality” in which case such representations must be true and accurate in all respects when made and at Closing when serving as a condition to Closing, all representations and warranties of Seller contained in this Agreement are true in all material respects at and as of Closing in accordance with their terms as if such representations were remade at and as of such date, and except for covenants and agreements qualified by “material” or “materiality” in which case such covenants and agreements must be performed and complied with in all respects by Seller prior to or at the Closing, Seller has performed and complied with all covenants and agreements in Sections 4.1 and 9.1(c)-(s) of this Agreement (other than Sections 9.1(d)(ix) and 9.1(g)) that are required by this Agreement to be performed and complied with by Seller prior to or at the Closing in all material respects (provided that any breaches of Sections 9.1(c), 9.1(d)(i), 9.1(d)(ii) and 9.1(d)(iii) shall not be deemed to be material so long as such breaches in the aggregate do not result in liabilities or costs to Buyer in excess of $5 million), and Seller shall deliver a certificate to Buyer confirming the foregoing.

                (ii)     No order has been entered by any court or governmental agency having jurisdiction over the Parties or WPC or the subject matter of this Agreement that restrains or prohibits this Transaction and that remains in effect at the time of Closing;

                (iii)     The aggregate of Purchase Price adjustments for Title Defects, Environmental Defects, and Assets excluded under Article 6 do not exceed 10% of the unadjusted Purchase Price; and

                (iv)     Seller has provided Buyer on or before September 21, 2005 with the Required Financial Statements as required in Section 9.1(b) hereof and the Required Financial Statements as defined by and required in Section 9.1(b) of the Purchase and Sale Agreement between Seller and Buyer dated as of July 1, 2005 relating to a transaction involving the Postle Field, Texas County, Oklahoma.

If the above conditions (i) or (ii) are not met through no fault of Buyer or WPC or waived, this Agreement may be terminated at the option of Buyer and WPC. If conditions (iii) or (iv) above are not met or waived, this Agreement may be terminated at the option of Buyer and WPC. Article 12 shall govern said termination.

        11.3     Suspense Funds. At Closing, Seller shall deliver to Buyer all proceeds from production attributable to the Assets which are held in suspense as of the Closing Date. Buyer shall be responsible for the distribution of such suspended proceeds and agrees to indemnify, defend and hold harmless Seller from and against any claims, liabilities and losses related to such suspended proceeds, unless such claims allege that Seller improperly withheld such proceeds.

ARTICLE 12.

RIGHT OF TERMINATION AND ABANDONMENT

        12.1     Liabilities Upon Termination.

            (a)    Buyer’s Breach. If Closing does not occur because Buyer wrongfully fails to tender performance at Closing or otherwise breaches this Agreement prior to Closing, and Seller is ready to close, (i) Seller shall retain the Deposit and any related interest and (ii) Buyer shall owe and immediately pay to Seller Seventy-Five Million Dollars ($75,000,000), both as liquidated damages. This payment obligation shall survive the termination of this Agreement. Buyer’s failure to close shall not be considered wrongful if Buyer has terminated this Agreement as of right under Article 11. The remedy set forth herein shall be Seller’s sole and exclusive remedy for Buyer’s wrongful failure to close hereunder and Seller expressly waives any and all other remedies, legal and equitable, that it otherwise may have had for Buyer’s wrongful failure to Close.

            (b)    Seller’s Breach. If Closing does not occur because Seller wrongfully fails to tender performance at Closing or otherwise breaches this Agreement prior to Closing, and Buyer is ready to close, (i) Seller shall return the Deposit, together with interest thereon at the 3 month LIBOR plus 2 per cent and (ii) Seller shall owe and immediately pay to Buyer Seller Seventy-Five Million Dollars ($75,000,000), both as liquidated damages, to Buyer immediately after the determination that the Closing will not occur. This payment obligation shall survive the termination of this Agreement. Seller’s failure to close shall not be considered wrongful if Seller has terminated this Agreement as of right under Article 11. The remedy set forth herein shall be Buyer’s sole and exclusive remedy for Seller’s wrongful failure to close hereunder and Buyer expressly waives any and all other remedies, legal and equitable, that it otherwise may have had for Seller’s wrongful failure to Close.

            (c)    Termination Pursuant to Article 11. If Buyer or Seller terminates this Agreement pursuant to Article 11 as a result of the conditions precedent set forth in Section 11.1 and 11.2 (as applicable) not being met in the absence of a breach by the other Party, neither Buyer nor Seller shall have any liability to the other Party for termination of this Agreement, and Seller shall return the Deposit, together with interest thereon at the three month LIBOR plus two per cent, to Buyer immediately after the determination that the Closing will not occur. If Buyer terminates this Agreement pursuant to Article 11 because the condition in Section 11.2(iv) is not met or waived, Seller shall return the Deposit plus interest at the three month LIBOR plus two percent to Buyer within three (3) business days of Buyer’s termination notice to Seller sent pursuant to Section 16.2. If Buyer or Seller terminates this Agreement pursuant to Article 11 and asserts that a breach of this Agreement has occurred, the notice of termination shall include a statement describing the nature of the alleged breach together with supporting documentation.

ARTICLE 13.

CLOSING

        13.1     Date of Closing. The “Closing” of this Transaction shall be held on the later of (a) October 4, 2005 or (b) the number of days after October 4, 2005 as is equal to the number of days after August 22, 2005 on which the Required Financial Statements as required in Section 9.1(b) are provided to Buyer; provided that such date shall not be extended later than November 3, 2005 pursuant to this clause (b), or on such other date as Buyer and Seller may agree in writing. The date the Closing actually occurs is called the “Closing Date.”

        13.2     Place of Closing. The Closing shall be held at the offices of Thompson & Knight LLP, 1700 Pacific Ave., Suite 3300 in Dallas, Texas at 10:00 a.m., Central Daylight Time, or at such other time and place as Buyer and Seller may agree in writing.

        13.3     Closing Obligations. At Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

                (i)     Seller shall execute, acknowledge and deliver to Buyer, an Assignment, Bill of Sale and Conveyance in the form attached as Exhibit E (the “Conveyance”), in sufficient counterparts for recording in each county where the Assets are located, conveying the Assets to Buyer as of the Effective Time, with (i) a special warranty of the real property title by, through and under Seller but not otherwise, and (ii) with all personal property and fixtures conveyed “AS IS, WHERE IS,” with no warranties whatsoever, express, implied or statutory.

                (ii)     Seller shall execute, acknowledge and deliver to Buyer, an assignment on the required governmental forms necessary to convey the Assets to Buyer.

                (iii)     Seller and Buyer shall execute and deliver the Preliminary Settlement Statement if agreed upon.

                (iv)     Buyer shall deliver the Closing Amount, to the account at the bank designated by Seller in written instructions delivered to Buyer not less than two (2) business days prior to Closing, by wire transfer in immediately available funds, or by such other method as agreed to by the Parties, and Parent shall deliver to Seller a certificate representing the WPC Shares.

                (v)     Seller shall execute and deliver to Buyer an affidavit of non-foreign status and no requirement for withholding under Section 1445 of the Code.

                (vi)     Buyer and WPC shall execute and deliver to Seller the certificate described in Section 11.1(i), dated as of the Closing Date.

                (vii)     Seller shall execute and deliver to Buyer the certificate described in Section 11.2(i), dated as of the Closing Date.

                (viii)     Buyer shall provide evidence that it has provided replacement Instruments as set forth in Section 9.2(c).

                (ix)     Seller shall prepare, execute and deliver to Buyer appropriate letters-in-lieu of transfer orders.

                (x)     Seller shall deliver an adequate number for recording of original, properly executed and acknowledged releases of any liens and encumbrances affecting the Assets, except for Permitted Encumbrances, in form and substance satisfactory to Buyer.

                (xi)     Buyer and Seller shall execute all documents necessary to transfer operations on the Seller operated Assets to Buyer or Buyer’s designated operator.

                (xii)     Seller shall deliver the Records to Buyer at Buyer’s cost and expense at Closing.

                (xiii)     Seller and Buyer shall take such other actions and deliver such other documents as are contemplated by this Agreement.

ARTICLE 14.

POST-CLOSING OBLIGATIONS

        14.1     Post-Closing Adjustments.

            (a)    Settlement Statement. As soon as practicable after the Closing, but in no event later than ninety (90) days after Closing, Seller, with assistance from Buyer’s staff, will prepare and deliver to Buyer, in accordance with customary industry accounting practices, the Settlement Statement (the “Settlement Statement”) setting forth each adjustment or payment that was not finally determined as of the Closing and showing the calculation of such adjustment and the resulting final purchase price (the “Final Purchase Price”). As soon as practicable after receipt of the Settlement Statement, but in no event later than on or before thirty (30) days after receipt of Seller’s proposed Settlement Statement, Buyer shall deliver to Seller a written report containing any changes that Buyer proposes to make to the Settlement Statement. Buyer’s failure to deliver to Seller a written report detailing proposed changes to the Settlement Statement by that date shall be deemed an acceptance by Buyer of the Settlement Statement as submitted by Seller. The Parties shall agree with respect to the changes proposed by Buyer, if any, no later than thirty (30) days after receipt by Seller of Buyer’s proposed changes. The date upon which such agreement is reached or upon which the Final Purchase Price is established shall be herein called the “Settlement Date.” If the Final Purchase Price is more than the Closing Amount, Buyer shall pay Seller the amount of such difference. If the Final Purchase Price is less than the Closing Amount, Seller shall pay to Buyer the amount of such difference. Any payment by Buyer or Seller, as the case may be, shall be made by wire transfer of immediately available funds within five (5) days of the Settlement Date. Any adjustments requiring additional payment by either Buyer or Seller shall also be made in the same manner.

            (b)    Dispute Resolution. If the Parties are unable to resolve a dispute as to the Final Purchase Price by thirty (30) days after Seller’s receipt of Buyer’s proposed changes, the Parties shall submit the dispute to binding arbitration to be conducted pursuant to Section 15.6.

        14.2     Records. Seller shall deliver the Records to Buyer at Closing to the extent possible, but in any event, within thirty (30) business days after Closing. Seller may retain copies of the Records and Seller shall have the right to review and copy the Records during standard business hours upon reasonable notice for so long as Buyer retains the Records. Buyer agrees that the Records will be maintained in compliance with all applicable laws governing document retention. Buyer will not destroy or otherwise dispose of Records for a period of four (4) years after Closing, unless Buyer first gives Seller reasonable notice and an opportunity to copy the Records to be destroyed.

        14.3     Further Assurances. From time to time after Closing, Seller and Buyer shall each execute, acknowledge and deliver to the other such further instruments and take such other action as may be reasonably requested in order to accomplish more effectively the purposes of this Transaction, including, if requested by Buyer, the conveyance or assignment of any Asset that is generally described in Article 2 and would have otherwise been conveyed to Buyer except for the fact that it was not specifically listed on Exhibits A through D. In addition Seller shall have access to any former employees of Seller which are in the future employed by Buyer for the purpose of performing any of Seller’s post Closing obligations hereunder and as necessary for a reasonable period of time to wind up Seller’s business related to the Assets. Buyer will pay for all internal costs related to such access incurred by Buyer for such employees.

        14.4     Transfer of Operations. Seller agrees to transfer possession and physical operation of the Assets to Buyer at the Closing.

ARTICLE 15.

ASSUMPTION AND RETENTION OF OBLIGATIONS AND INDEMNIFICATION

        15.1     Buyer’s Assumption of Liabilities and Obligations. Upon Closing, and except for Retained Liabilities and subject to Sections 15.3 and 15.4, Buyer shall assume and pay, perform, fulfill and discharge all claims, costs, expenses, liabilities and obligations accruing or relating to the owning, developing, exploring, operating or maintaining of the Assets or the producing, transporting and marketing of Hydrocarbons from the Assets for the periods before and after the Effective Time, including, without limitation, (i) the Material Agreements, (ii) the Assumed Environmental Liabilities, (iii) the obligation to plug and abandon, or replug and re-abandon, all wells located on the Lands and reclaim all well sites located on the Lands regardless of when the obligations arose, (iv) the make-up and balancing obligations for gas from the Wells, (v) the royalty and tax liabilities not expressly retained by Seller in Section 15.2 below and (vi) subject to Section 3.4(c), the Property Costs set forth on Exhibit F (collectively, the “Assumed Liabilities”).

        15.2     Seller’s Retention of Liabilities and Obligations. Upon Closing and subject to Sections 15.3 and 15.4, Seller retains all claims, costs, expenses, liabilities and obligations accruing (“Liabilities”) or relating to (i) any Environmental Defect for which Seller elected to indemnify Buyer under Section 6.2, (ii) any fraud or willful misconduct by Seller, (iii) any other matters to the extent covered by Seller’s insurance, (iv) Seller’s expenses related to the Transaction, (v) employee-related claims of Seller attributable to the period of time prior to the Closing Date (except to the extent covered by Section 9.1(m)), (vi) Seller’s portion of the actual costs of the Material Adverse Effect from Exhibit Revisions, and (vii) royalty and tax liabilities arising from production during Seller’s ownership of the Assets. Seller’s retention in this Section is limited to such Liabilities attributable to the period of time during Seller’s ownership prior to the Effective Time (the Liabilities retained by Seller are collectively the “Retained Liabilities”).

        15.3     Invoices For Property Costs and Proceeds Received After the Settlement Date. After the Settlement Date, those proceeds attributable to the Assets received by a Party or invoices received for or Property Costs paid by one Party for or on behalf of the other Party with respect to the Assets which were not already included in the final settlement, shall be settled as follows:

            (a)    Proceeds. Proceeds received by Buyer with respect to sales of Hydrocarbons produced prior to the Effective Time shall be remitted or forwarded to Seller. Proceeds received by Seller with respect to sales of Hydrocarbons produced after the Effective Time shall be forwarded to Buyer.

            (b)    Property Costs. Invoices for Property Costs, other than those listed on Exhibit F which are dealt with elsewhere in this agreement, received by Buyer that relate to operations on the Assets prior to the Effective Time shall be forwarded to Seller by Buyer, or if already paid by Buyer, invoiced by Buyer to Seller. Invoices for Property Costs other than those listed on Exhibit F which are dealt with elsewhere in this agreement, received by Seller that relate to operations on the Assets after the Effective Time shall be forwarded to Buyer by Seller, or if already paid by Seller, invoiced by Seller to Buyer.

            (c)    Duration. The provisions of this Section 15.3 shall apply until November 4, 2005, after which time, assuming Seller has complied in all material respects with its obligations under this Section 15.3 prior to such time, Buyer specifically agrees to assume, pay, become liable for and release Seller from all obligations and liabilities for Property Costs related to the Assets attributable to the periods of time both before and after the Effective Time and all such liabilities and obligations shall become part of the Assumed Liabilities.

        15.4     Indemnification. “Losses” shall mean any actual losses, costs, expenses (including court costs, reasonable fees and expenses of attorneys, technical experts and expert witnesses and the cost of investigation), liabilities, damages, demands, suits, claims, and sanctions of every kind and character (including civil fines) arising from, related to or reasonably incident to matters indemnified against; excluding however any special, consequential, punitive or exemplary damages, diminution of value of an Asset, loss of profits incurred by a Party (which, for purposes of this Section 15.4 and Section 15.5, shall include WPC) hereto or Loss incurred as a result of the indemnified Party indemnifying a third party.

        After the Closing, the Parties shall indemnify each other as follows:

            (a)    Seller’s Indemnification of Buyer. Subject to subsection (d) below, Seller assumes all risk, liability, obligation and Losses in connection with, and shall defend, indemnify, and save and hold harmless Buyer and WPC and their officers, directors, employees and agents, from and against all Losses which arise from or in connection with (i) the Retained Liabilities, (ii) any matter for which Seller has agreed to indemnify Buyer under this Agreement, (iii) any breach by Seller of Sections 4.1 or 9.1(c)-(s) of this Agreement, and (iv) Seller’s breach of its representations in this Agreement.

            (b)    Buyer’s and WPC’s Indemnification of Seller. Buyer assumes all risk, liability, obligation and Losses in connection with, and shall defend, indemnify, and save and hold harmless Seller, its members, officers, owners, partners, directors, employees and agents, from and against all Losses which arise from or in connection with (i) the Assumed Liabilities, (ii) any matter for which Buyer has agreed to indemnify Seller under this Agreement, (iii) any breach by Buyer of this Agreement, and (iv) Buyer’s breach of its representations in this Agreement. WPC assumes all risk, liability, obligation and Losses in connection with, and shall defend, indemnify, and save and hold harmless Seller, its members, officers, owners, partners, directors, employees and agents, from and against all Losses which arise from or in connection with (i) any breach by WPC of this Agreement and (ii) WPC’s breach of its representations in this Agreement.

            (c)    Release. Buyer shall be deemed to have released Seller at the Closing from any Losses for which Buyer has agreed to indemnify Seller hereunder, and Seller shall be deemed to have released Buyer at the Closing from any Losses for which Seller has agreed to indemnify Buyer hereunder.

            (d)    Limitation on Seller’s Indemnity and other Obligations.

                (i)    Time. Seller’s obligation under this Agreement for a breach by Seller of any covenants or obligations under this Agreement, other than those set forth in Article 14, shall not survive Closing and Buyer hereby releases Seller from all such Claims or Losses relating thereto. Buyer must make a claim for indemnity from Seller for breaches of Seller’s representations and warranties within the applicable survival period for the representation and warranty. Seller’s indemnity obligations under this Agreement for the Retained Liabilities shall not survive beyond 180 days from Closing except as to any matters (“Section 15.4(d) Matters”) within such period for which a Claims Notice was delivered. Buyer’s sole and exclusive remedy for any Claim or Loss relating to or arising from this Agreement shall be the indemnity provided in Section 15.4. Seller shall have no obligation to indemnify Buyer under this Agreement for, and Buyer releases Seller from, all indemnity claims not properly and timely raised as set forth herein; including, without limitation, all environmental matters and matters which if asserted could have constituted Environmental Defects.

                (ii)    Thresholds, Deductibles. For any Losses that are incurred for Section 15.4(d) Matters, Seller’s indemnity obligation shall only arise to the extent that the aggregate of all valid claims exceeding a threshold of $50,000.00 Loss per event exceeds $5,000,000 (such amount being a deductible, not a threshold) and then only for the amount such Losses exceeding the $50,000 per Loss threshold exceed $5,000,000. For the purposes of determining whether this deductible has been exceeded, all valid claims for any Losses that are incurred Section 15.4(d) Matters exceeding a threshold of $50,000.00 Loss per event shall be aggregated. In addition, in no event shall Seller be obligated under this Agreement to indemnify Buyer for an aggregate amount in excess of Thirty Million Dollars ($30,000,000.00).

                (iii)    Title Defects, Environmental Defects. With respect to Title Defects and Environmental Defects, the thresholds and deductibles set forth in Articles 5 and 6 shall apply.

                (iv)    Special Warranty of Title. With respect to Seller’s special warranty of title given in the Assignment, Seller’s indemnity obligation shall be limited to the Allocated Value of the particular Asset.

        15.5     Procedure. The indemnifications contained in Section 15.4 shall be implemented as follows:

            (a)    Coverage. Such indemnity shall extend to all Losses suffered or incurred by the indemnified Party.

            (b)    Claim Notice. The Party seeking indemnification under the terms of this Agreement (“Indemnified Party”) shall submit a written “Claim Notice” to the other Party (“Indemnifying Party”) which shall provide: (i) the amount of each payment claimed by an Indemnified Party to be owing, (ii) the basis for such claim, with supporting documentation, and (iii) a list identifying to the extent reasonably possible each separate item of Loss for which payment is so claimed. The amount claimed shall be paid by the Indemnifying Party to the extent required herein within thirty (30) days after receipt of the Claim Notice, or after the amount of such payment has been finally established, whichever last occurs.

            (c)    Information. If the Indemnified Party receives notice of a claim or legal action that may result in a Loss for which indemnification may be sought under this Article 15 (a “Claim”), the Indemnified Party shall endeavor to give written notice of such Claim to the Indemnifying Party as soon as is practicable. If the Indemnifying Party or its counsel so requests, the Indemnified Party shall furnish the Indemnifying Party with copies of all pleadings and other information with respect to such Claim. At the election of the Indemnifying Party made within sixty (60) days after receipt of such notice, the Indemnified Party shall permit the Indemnifying Party to assume control of such Claim (to the extent only that such Claim, legal action or other matter relates to a Loss for which the Indemnifying Party is liable), including the determination of all appropriate actions, the negotiation of settlements on behalf of the Indemnified Party, and the conduct of litigation through attorneys of the Indemnifying Party’s choice; provided, however, that any settlement of the Claim by the Indemnifying Party may not result in any liability or cost to the Indemnified Party without its prior written consent. If the Indemnifying Party elects to assume control, (i) any expense incurred by the Indemnified Party thereafter for investigation or defense of the matter shall be borne by the Indemnified Party, and (ii) the Indemnified Party shall give all reasonable information and assistance, other than pecuniary, that the Indemnifying Party shall deem necessary to the proper defense of such Claim. In the absence of such an election, the Indemnified Party will use its best efforts to defend, at the Indemnifying Party’s expense, any claim, legal action or other matter to which such other Party’s indemnification under this Article 15 applies until the Indemnifying Party assumes such defense. If the Indemnifying Party fails to assume such defense within the time period provided above, the Indemnified Party may settle the Claim, in its reasonable discretion at the Indemnifying Party’s expense. If such a Claim requires immediate action, both the Indemnified Party and the Indemnifying Party will cooperate in good faith to take appropriate action so as not to jeopardize defense of such Claim or either Party’s position with respect to such Claim.

        15.6     Dispute Resolution. The Parties agree to resolve all “Disputes” concerning this Agreement pursuant to the provisions of this section, such Disputes to include without limitation (i) the existence and scope of a Title Defect or Interest Addition, (ii) the Title Defect Value of that portion of the Asset affected by a Title Defect, (iii) the Value of an Interest Addition, (iv) the adequacy of Seller’s Title Defect curative materials, (v) the existence of an Environmental Defect, (vi) the Environmental Defect Value, (vii) the adequacy of any remediation actions taken with respect to an Environmental Defect, (viii) disputes concerning a Claim or amount to be paid by an Indemnifying Party, (ix) the amount or existence of a Material Adverse Effect from Exhibit Revisions, or (x) disputes concerning the Preliminary Settlement Statement as provided in Section 3.4(a). The Parties agree to submit all Disputes to binding arbitration in Dallas, Texas such arbitration to be conducted as follows: the arbitration proceeding shall be submitted by the parties to a panel of three independent and impartial arbitrators with knowledge or experience in the oil and gas industry, one selected by each of the parties within thirty days after said written notice and a third selected by the first two arbitrators (each an “Arbitrator,” and collectively the “Arbitrators”). The third Arbitrator, selected by the first two Arbitrators, shall be a person having substantial experience and recognized expertise in oil and gas industry. The arbitration shall be conducted according to procedures established by agreement of the parties or the arbitration panel. At the hearing, the parties shall present such evidence and witnesses as they may choose, with or without counsel. Adherence to formal rules of evidence shall not be required but the arbitration panel shall consider any evidence and testimony that it determines to be relevant, in accordance with procedures that it determines to be appropriate. Any award entered in the arbitration shall be made by a written opinion stating the reasons and basis for the award made and any payment due pursuant to the arbitration shall be made within fifteen (15) days of the Arbitrators’ decision. The final decision may be filed in a court of competent jurisdiction and may be enforced by Buyer or Seller as a final judgment of such court. Each Party shall bear its own costs and expenses of the arbitration, provided, however, that the costs of employing the Arbitrators shall be borne 50% by the Seller and 50% by the Buyer.

        15.7     No Insurance; Subrogation. The indemnifications provided in this Article 15 shall not be construed as a form of insurance. Buyer and Seller hereby waive for themselves, their respective successors or assigns, including, without limitation, any insurers, any rights to subrogation for Losses for which each of them is respectively liable or against which each respectively indemnifies the other, and, if required by applicable policies, Buyer and Seller shall obtain waiver of such subrogation from their respective insurers.

        15.8     Reservation as to Non-Parties. Nothing herein is intended to limit or otherwise waive any recourse Buyer or Seller may have against any non-Party for any obligations or liabilities that may be incurred with respect to the Assets.

        15.9     Express Negligence. THE FOREGOING ASSUMPTIONS AND INDEMNIFICATIONS SHALL APPLY WHETHER OR NOT SUCH DUTIES, OBLIGATIONS OR LIABILITIES, OR SUCH CLAIMS ARISE OUT OF (i) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SINGLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE, BUT EXPRESSLY NOT INCLUDING GROSS NEGLIGENCE OR WILFUL MISCONDUCT) OF ANY INDEMNIFIED PARTY, OR (ii) STRICT LIABILITY.

ARTICLE 16.

MISCELLANEOUS

        16.1     Expenses. Except as otherwise specifically provided, all fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating this Transaction shall be paid by the Party incurring the same, including, without limitation, engineering, land, title, legal and accounting fees, costs and expenses.

        16.2     Notices. All notices and communications required or permitted under this Agreement shall be in writing and addressed as set forth below. Any communication or delivery hereunder shall be deemed to have been made and the receiving Party charged with notice (i) if personally delivered, when received, (ii) if sent by telecopy or facsimile transmission or electronic mail, when received (iii) if mailed, three (3) business days after mailing, certified mail, return receipt requested, or (iv) if sent by overnight courier, one business day after sending. All notices shall be addressed as follows:

If to Seller:	Celero Energy, LP 400 West Illinois, Suite 1300 Midland, Texas 79701 Attention: John Benfatti Telephone: 432.349.1716 Fax: 432.686.1886 432.224.1888 E-mail: jbenfatti@celeroenergy.com

with a copy to:	Thompson & Knight LLP 1700 Pacific Avenue, Suite 330 Dallas, Texas 75201 Attention: Arthur Wright Telephone: 214.969.1409 Fax: 214.969.1751 E-mail: arthur.wright@tklaw.com

If to Buyer or WPC:	Whiting Petroleum Corporation
Whiting Oil and Gas Corporation
1700 Broadway, Suite 2300
Denver, Colorado 80290
Attention: Bruce R. DeBoer,
                   Vice President and General Counsel
Telephone: 303-390-4909
Fax: 303-390-4910
E-mail: BruceD@Whiting.com

Any Party may, by written notice so delivered to the other Parties, change the address or individual to which delivery shall thereafter be made.

        16.3     Amendments/Waiver. Except for waivers specifically provided for in this Agreement, this Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by the Party to be charged with such amendment or waiver and delivered by such Party to the Party claiming the benefit of such amendment or waiver.

        16.4     Assignment. Neither Party shall assign all or a portion of its rights and obligations under this Agreement without the written consent of the other Party, which consent shall not be unreasonably withheld, provided that Seller may assign its rights under Section 9.4 to its partners in connection with a dividend or distribution to its partners of the WPC Shares on or after January 1, 2006.

        16.5     Press Releases and Public Announcements. Neither Party shall issue any press release or make any public announcement relating to the Transaction prior to the Closing without the prior written approval of the other Party; provided, however, that either Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its or its parent’s publicly-traded securities (in which case the disclosing Party shall use all reasonable efforts to advise the other Party, and give the other Party an opportunity to comment on the proposed disclosure, prior to making the disclosure). Notwithstanding the foregoing, either Party or its parent shall be permitted in the context of public or private financing or otherwise to disclose the details of and information regarding the Transaction to securities regulators and stock exchanges, its advisors (including, but not limited to, underwriters and their counsel), financial institutions, potential investors and the investing public, whether by way of prospectus, information memorandum, filing with securities regulatory authorities or otherwise.

        16.6     Counterparts/Fax Signatures. Buyer and Seller may execute this Agreement in counterparts, each of which shall be deemed an original instrument, but which together shall constitute but one and the same instrument. The Parties agree that facsimile signatures are binding.

        16.7     Governing Law. This Agreement and the Transaction and any arbitration or dispute resolution conducted pursuant hereto shall be construed in accordance with, and governed by, the laws of the State of Texas.

        16.8     Entire Agreement. This Agreement and the Exhibits and Schedules attached hereto constitute the entire understanding between the Parties with respect to the subject matter hereof, superseding all written or oral negotiations and discussions, and prior agreements and understandings relating to such subject matter.

        16.9     Knowledge. The “knowledge” of a party shall mean, for purposes of this Agreement, the actual, conscious knowledge of the Party at the time the assertion regarding knowledge is made, and as to Seller, only as to the knowledge of the parties listed on Schedule 16.9. If the Party is a limited partnership or corporation, or other entity other than a natural person, such actual, conscious knowledge must be on the part of the person having supervising management authority over the matters to which such knowledge pertains.

        16.10     Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties hereto, and their respective successors and assigns.

        16.11     Survival. The representations set forth in Sections 7.1 through 7.4, and Sections 8.1 through 8.5 shall survive for 180 days after Closing and the representations set forth in Sections 8.6 and 8.7 shall survive forever. The remaining representations and warranties set forth in this Agreement shall not survive the Closing. A claim for a breach of a surviving representation or warranty must be made on or before 5:00 p.m., Central Standard Time 180 days after Closing unless such representation or warranty survives forever. Delivery of the Conveyance at the Closing will not constitute a merger of this Agreement with such Conveyance.

        16.12     Limitation on Damages. The Parties shall not have any liability to each other for consequential, special, punitive or exemplary damages arising out of or related to a Party’s breach of any provision of this Agreement.

        16.13     No Third-Party Beneficiaries. This Agreement is intended to benefit only the Parties hereto and their respective permitted successors and assigns. There are no third party beneficiaries to this Agreement.

ARTICLE 17.

WPC’S REPRESENTATIONS

        WPC makes the following representations to Seller as of the execution of this Agreement and as of Closing:

        17.1     Corporate Representations.

                (i)     WPC is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware.

                (ii)     WPC has all requisite power and authority to carry on its business as presently conducted to execute, deliver, and perform this Agreement and each other agreement, instrument, or document executed or to be executed by WPC in connection with the Transaction to which it is a party and to consummate this Transaction. The execution, delivery, and performance by WPC of this Agreement and each other agreement, instrument, or document executed or to be executed by WPC in connection with the Transaction to which it is a party, and the consummation by it of the Transaction and thereby, have been duly authorized by all necessary corporate action of WPC.

                (iii)     The execution and delivery of this Agreement does not, and the fulfillment of and compliance with the terms and conditions hereof will not, as of Closing, (i) violate, or be in conflict with, any provision of WPC’s governing documents, or any provision of any statute, rule or regulation applicable to WPC or any material lease, contract, agreement, instrument or obligation to which WPC is a party or by which WPC is bound, or (ii) violate, or be in conflict with any judgment, decree or order applicable to WPC.

        17.2     Authorization and Enforceability. The execution, delivery and performance of this Agreement and this Transaction have been duly and validly authorized by all requisite action on behalf of WPC. This Agreement and each other agreement, instrument, or document executed or to be executed by WPC in connection with this Transaction to which it is a party constitutes, or when executed and delivered will constitute, WPC’s legal, valid and binding obligation, enforceable in accordance with their respective terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws for the protection of creditors and equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

        17.3     Litigation. There is no action, suit, proceeding, claim or investigation by any person, entity, administrative agency or governmental body pending or, to WPC’s knowledge, threatened against it before any governmental authority that impedes or is likely to impede WPC’s ability to consummate this Transaction.

        17.4     WPC Shares. Each of the WPC Shares to be issued to the Seller pursuant to this Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable.

        17.5     Filings with the SEC.

            (a)     WPC has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since November 18, 2003 (collectively, including all exhibits thereto, the “WPC SEC Reports”). None of the WPC SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All of such WPC SEC Reports, as of their respective dates (and as of the date of any amendment to the respective WPC SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

            (b)     Each of the financial statements (including the related notes and schedules thereto) of WPC included in the WPC SEC Reports, as of their respective dates (and as of the date of any amendment to the respective WPC SEC Report), complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with accounting principles generally accepted in the United States (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods and the dates involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position and consolidated results of operations and cash flows of WPC and its consolidated subsidiaries as of the respective dates or for the respective periods set forth therein, subject, in the case of the unaudited interim financial statements, to the absence of notes and normal year-end adjustments that have not been and are not expected to be material in amount.

REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.

        The Parties have executed this Agreement effective as of the date first above written.

SELLER:
Celero Energy, LP
By: Celero Energy Holdings LLC its General Partner
By: /s/ Jack Hightower
Name: Jack Hightower
Its: President
BUYER:
Whiting Oil and Gas Corporation
By: /s/ James J. Volker
James J. Volker
President and Chief Executive Officer
WPC:
Whiting Petroleum Corporation
By: /s/ James J. Volker
James J. Volker
President and Chief Executive Officer